SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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822 Bishop Street, Honolulu, Hawaii 96813

March 14, 2016

To the Shareholders of Alexander & Baldwin, Inc.:

You are invited to attend the 2016 Annual Meeting of Shareholders of Alexander & Baldwin, Inc., to be held at A&B headquarters, 822 Bishop Street, Honolulu, Hawaii, on Tuesday, April 26, 2016 at 8:00 a.m. We look forward to the opportunity to meet with you.

Whether or not you now plan to attend the Annual Meeting, please vote as soon as possible. You may vote via the Internet, by telephone or by requesting a paper proxy card to complete and return by mail. Specific instructions for shareholders are included in the enclosed proxy or on a Notice of Internet Availability of Proxy Materials being distributed to shareholders on or around March 14, 2016.

Your vote is important and your shares should be represented. Thank you for your continued support of A&B.

Sincerely,

/s/ Christopher J. Benjamin

CHRISTOPHER J. BENJAMIN
President and Chief Executive Officer

822 Bishop Street, Honolulu, Hawaii 96813

NOTICE OF ANNUAL MEETING OF SHARHOLDERS

The Annual Meeting of Shareholders of Alexander & Baldwin, Inc. will be held at A&B headquarters at 822 Bishop Street, Honolulu, Hawaii, on Tuesday, April 26, 2016, at 8:00 a.m., Honolulu time, to:

1.	Elect four Class I directors for a three-year term expiring at the 2019 Annual Meeting of Shareholders;

2.	Conduct an advisory vote on executive compensation;

3.	Ratify the appointment of the independent registered public accounting firm for the ensuing year; and

4.	Transact such other business as properly may be brought before the meeting or any adjournment or postponement thereof.

The Board of Directors has set the close of business on February 18, 2016 as the record date for the meeting. Owners of Alexander & Baldwin, Inc. stock at the close of business on that date are entitled to receive notice of and to vote at the meeting. Shareholders will be asked at the meeting to present valid photo identification. Shareholders holding stock in brokerage accounts must present a copy of a brokerage statement reflecting stock ownership as of the record date.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE PROMPTLY VOTE VIA THE INTERNET OR BY TELEPHONE, OR REQUEST A PAPER PROXY CARD TO COMPLETE AND RETURN BY MAIL.

By Order of the Board of Directors,

/s/ Alyson J. Nakamura

ALYSON J. NAKAMURA
Corporate Secretary and Assistant General Counsel
March 14, 2016

i

SUMMARY INFORMATION

To assist you in reviewing this Proxy Statement, we would like to call your attention to key elements of this document. The following description is only a summary. For more information, please read the complete Proxy Statement.

ANNUAL MEETING OF SHAREHOLDERS

Time and Date:        Tuesday, April 26, 2016, 8:00 a.m. HST
Place:            A&B Headquarters
822 Bishop Street
Honolulu, Hawaii 96813
Record Date:        February 18, 2016
Voting:            Shareholders as of the record date are entitled to vote.

Admission:
Shareholders will be asked to present valid photo identification. Shareholders holding stock in brokerage accounts must present a copy of a brokerage statement reflecting stock ownership as of the record date.

MEETING AGENDA

Agenda Item	Board Recommendation	Page Reference
Election of 4 Class I directors	FOR each director nominee	2
Advisory vote on executive compensation	FOR	43
Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	45

BOARD NOMINEES

The following table provides summary information about each director nominee. Each director nominee is elected for a three-year term.

Name	Director Since	Occupation	Committees
Christopher J. Benjamin	2016	President & Chief Executive Officer, Alexander & Baldwin, Inc.	--
Robert S. Harrison	2012	Chairman and Chief Executive Officer, First Hawaiian Bank	• Nominating & Corporate Governance, Chair
Michele K. Saito	2012	President, DTRIC Insurance Company	• Compensation
Eric K. Yeaman	2012	President and Chief Operating Officer, First Hawaiian Bank	• Audit

FINANCIAL HIGHLIGHTS
In 2015, the Company’s Real Estate Leasing and Real Estate Development segments performed well, generating $118.1 million in operating profit. The Company’s Materials & Construction segment also performed well, posting operating profit of $30.9 million. The Company’s Agribusiness segment, however, suffered from production challenges and its financial results were further impacted by the Company’s decision to shut down the sugar operations. The Agribusiness segment operating loss, which includes cessation-related costs, totaled $51.9 million for the year, partially offsetting the strong performance of the Company’s other segments. As a result, net income declined to $29.6 million in 2015, compared to $61.4 million in 2014. Revenues in 2015 were $570.5 million, an increase of $10.5 million, compared to 2014 revenues of $560.0 million.

During 2015, A&B continued to focus on expanding its asset base in Hawaii – the market it knows best and where it can fully leverage its knowledge and relationships to generate value for shareholders. The Company’s value-creating strategies included growing, and advancing key projects in, the development pipeline; maximizing the value of the Company’s commercial portfolio, including continued migration of commercial properties from the U.S. Mainland to Hawaii; securing superior investments in real estate and in complementary businesses; and employing the Company’s 88,000 acres in Hawaii at their highest and best use.

EXECUTIVE COMPENSATION LINKED TO PERFORMANCE

All elements of executive compensation are generally targeted at the 50th percentile of survey data. The Company firmly believes in pay for performance, to ensure alignment with the interests of the Company’s shareholders and to drive the achievement of the Company’s business objectives. Accordingly, the majority of executive compensation is tied to performance. Our Chief Executive Officer in 2015, Stanley Kuriyama (“CEO”), received 70% of his target compensation in the form of performance-based pay, consisting of annual incentives (cash) and long-term incentives (equity), with the remaining 30% set as fixed pay. For our other Named Executive Officers, approximately 60% of their target compensation was performance-based with the remaining 40% set as fixed pay. In 2015, our executive compensation program received strong support from shareholders, with over 97% of the votes cast in approval of the program.

We encourage you to read our Compensation Discussion and Analysis (“CD&A”), which begins on page 19 and describes our pay for performance philosophy and each element of compensation. Our Board of Directors recommends approval, on an advisory basis, of the compensation of our Named Executive Officers, as further described in the CD&A and “Proposal No. 2: Advisory Vote on Executive Compensation” beginning on page 43.

822 Bishop Street, Honolulu, Hawaii 96813

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why am I receiving these materials?
The Board of Directors of Alexander & Baldwin, Inc. (“A&B” or the “Company”) is soliciting proxies for the Annual Meeting of Shareholders to be held on April 26, 2016 and at any adjournment or postponement of the meeting (the “Annual Meeting”).

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?
On or around March 14, 2016, we mailed to our shareholders (other than to certain street name shareholders or those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials, which contains instructions for accessing and reviewing on the Internet all of our proxy materials, including this Proxy Statement and our 2015 Annual Report to Shareholders. In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we are furnishing proxy materials on the Internet. This process is designed to expedite shareholders' receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources.

How can I request a paper copy of these materials?
You will not receive a printed copy of the proxy materials unless you request it. If you would prefer to receive printed proxy materials, please follow the instructions for requesting such materials contained in the Notice of Internet Availability of Proxy Materials. This process is designed to expedite shareholders' receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources.

Can I vote using the Internet?
The Notice of Internet Availability of Proxy Materials also provides instructions for voting your proxy on the Internet.

Who is entitled to vote at the Annual Meeting?
Shareholders of record at the close of business on February 18, 2016 are entitled to notice of and to vote at the Annual Meeting. On that date, there were 48,954,242 shares of common stock outstanding, each of which is entitled to one vote.

What is the voting requirement to approve each of the proposals?
Provided a quorum is present, a majority of the votes cast will be necessary for the ratification of the appointment of the independent registered public accounting firm and for the approval, on an advisory basis, of our executive compensation. Directors are elected by a plurality of votes cast, provided a quorum is present; provided, however, that any director nominee who receives a greater number of withhold votes than affirmative votes in an uncontested election will promptly submit his or her resignation for consideration by the Nominating and Corporate Governance Committee and the Board, as described further in the Company’s Corporate Governance Guidelines.

What effect do abstentions and broker non-votes have on the proposals?
Abstentions and broker non-votes will be included for purposes of establishing a quorum at the Annual Meeting. However, abstentions and broker non-votes will have no effect on the voting results for any matter, as they are not considered to be votes cast.

Who will bear the cost of soliciting votes for the Annual Meeting?
Officers, employees and directors of A&B and its subsidiaries may, without additional compensation, solicit proxies by telephone or by other appropriate means. Arrangements also will be made with brokerage firms and other persons that are record holders of A&B’s common stock to forward proxy soliciting material to the beneficial owners of the stock, and A&B will reimburse those record holders for their reasonable expenses. A&B has retained the firm of Morrow & Co., Inc. to assist in the solicitation of proxies at a cost of $10,000 plus reasonable out-of-pocket expenses.

May I change my vote or revoke my proxy?
You may revoke your proxy or change your vote any time before it is voted at the Annual Meeting by:

•	Filing a written revocation with the Corporate Secretary;

•	Submitting a later-dated proxy or a later-dated vote by Internet or telephone; or

•	Voting in person at the Annual Meeting.

When were the Proxy Statement materials made publicly available?
This Proxy Statement and the enclosed proxy are being mailed to shareholders and are being made available on the Internet at www.alexanderbaldwin.com, on or about March 14, 2016.

Who can I contact to obtain directions to the Annual Meeting site?
You may contact Stacy Mercado at (808) 525-6661 to obtain directions to the site of the Annual Meeting, 822 Bishop Street, Honolulu, HI.

What do the references to the term “A&B Predecessor” mean in this document?
References in this Proxy Statement to “A&B Predecessor” mean Alexander & Baldwin, Inc. prior to its separation from Matson, Inc. on June 29, 2012.

PROPOSAL NO. 1: ELECTION OF CLASS I DIRECTORS

Four Class I Directors will be elected at the Annual Meeting to serve a three-year term and until their successors are duly elected and qualified.

Director Nominees and Qualification of Directors. The Class I nominees of the Board of Directors are the four persons named below. All nominees are current members of the Board of Directors. The Board of Directors believes that all nominees will be able to serve. However, if any nominee should decline or become unable to serve for any reason, shares represented by the accompanying proxy will be voted for the replacement person nominated by the Board of Directors. Each director nominee identified below was unanimously nominated by the Board at the recommendation of the Nominating and Corporate Governance Committee.

The following table provides the name, age (as of March 31, 2016), and principal occupation of each person nominated by the A&B Board and each director continuing in office, their business experience during at least the last five years, the year each first was elected or appointed a director and qualifications of each director.

Our Nominating Committee is focused on creating a Board that consists of members that have a diversity of professional experience and a combined skill set to help oversee our business effectively. The Board weighs the alignment of Board capabilities with the needs of A&B as part of the Board’s self-assessment process. The Nominating Committee’s processes for selecting director nominees are described in greater detail in “Certain Information Concerning the Board of Directors – Nominating Committee Processes” below.

Our Board members have a diverse range of perspectives and are knowledgeable about our businesses. Each director contributes in establishing a board climate of trust and respect, where deliberations are open and constructive. A&B’s business strategy is Hawaii-focused and, accordingly, the Board believes it is valuable to shareholders that the vast majority of our directors is Hawaii-based executives who can provide extensive local knowledge and insight.

In selecting nominees, the Board has considered the factors noted above; the current mix of skills and experience represented by our directors; and the qualifications of each nominated director, which includes the factors reflected below.

Christopher J. Benjamin
Age: 52
Director Since: 2016

•	Chief Executive Officer and Director of A&B since January 2016

•	President of A&B since June 2012

•	Chief Operating Officer of A&B from June 2012 through December 2015

•	President of A&B Land Group from September 2011 through June 2012

•	President of A & B Properties, Inc. from September 2011 through August 2015

•	Senior Vice President of A&B Predecessor from July 2005 through August 2011

•	Chief Financial Officer of A&B Predecessor from February 2004 through August 2011

•	Treasurer of A&B Predecessor from May 2006 through August 2011

•	Plantation General Manager of Hawaiian Commercial & Sugar Company from March 2009 through March 2011

Director Qualifications
As a member of A&B and A&B Predecessor’s senior management team for over a decade, Mr. Benjamin, who is President and Chief Executive Officer of A&B, brings to the Board an in-depth knowledge of all aspects of the Company’s real estate and agribusiness operations as well as its financial operations. He is knowledgeable about Hawaii and A&B’s operating markets through his involvement in the Hawaii business community and local community organizations.

Robert S. Harrison
Age: 55
Director Since: 2012

•	Chairman of the Board of First Hawaiian Bank (“FHB”) since May 2014

•	Chief Executive Officer and Director of FHB since January 2012

•	President of FHB from December 2009 to June 2015

•	Chief Operating Officer of FHB from December 2009 through December 2011

•	Vice Chairman of FHB from December 2007 to December 2009

•	Chief Risk Officer of FHB from January 2006 to December 2009

Director Qualifications
As Chairman and Chief Executive Officer of FHB, Hawaii’s largest financial institution, Mr. Harrison brings to the Board experience in managing complex business organizations. He also has banking and financial expertise. Mr. Harrison has board experience through his service on various corporate and non-profit boards and is knowledgeable about Hawaii and A&B’s operating markets through his involvement in the Hawaii business community and local community organizations.

Michele K. Saito
Age: 56
Director Since: 2012

•	President and Director of DTRIC Insurance Company (insurance) since March 2014

•	Chief Operating Officer of Healthways Hawaii (healthcare) from March 2013 through July 2013

•	President and Director of Farmers Insurance Hawaii (“Farmers”) from January 2010 through August 2012

•	Executive Vice President and Chief Operating Officer of AIG Hawaii/Farmers from April 2009 through December 2009

•	Senior Vice President, Secretary and Treasurer of AIG Hawaii from 2001 through March 2009

•	Vice President of Finance and Operations of AIG Hawaii from 1995 through 2000

Director Qualifications
As President of DTRIC Insurance Company and former President of Farmers, two of Hawaii’s largest insurance companies, Ms. Saito brings to the Board experience in managing a complex business organization and financial and accounting expertise. Ms. Saito also has board experience, including her service on various corporate and non-profit boards, and is knowledgeable about Hawaii and A&B's operating markets through her involvement in the Hawaii business community and local community organizations.

Eric K. Yeaman
Age: 48
Director Since: 2012

•	President, Chief Operating Officer and Director of FHB since June 2015

•	President and Chief Executive Officer of Hawaiian Telcom Holdco, Inc. (NASDAQ:HCOM) (“Hawaiian Telcom”) (telecommunications) from June 2008 to June 2015

•	Director of Hawaiian Telcom since June 2008

•	Chief Operating Officer of Hawaiian Electric Company, Inc. (“HECO”) from January 2008 through June 2008

•	Financial Vice President, Treasurer and Chief Financial Officer of Hawaiian Electric Industries, Inc. (NYSE: HE) (“HEI”) from January 2003 through January 2008

•	Chief Operating Officer and Chief Financial Officer of The Kamehameha Schools from 2000 to January 2003

•	Director of Alaska Air Group, Inc., (NYSE:ALK) since November 2012

Director Qualifications
As President and Chief Operating Officer of FHB and former Chief Executive Officer of Hawaiian Telecom, the state’s leading integrated communications company, Mr. Yeaman brings to the Board experience in managing complex business organizations. He also has financial and accounting expertise and has been designated by the Board of Directors as an Audit Committee Financial Expert. Mr. Yeaman has board experience, including his service on the boards of other publicly traded companies. He is knowledgeable about Hawaii and A&B's operating markets through his involvement in the Hawaii business community and local community organizations.

CONTINUING DIRECTORS
Continuing Class II Directors Whose Terms Expire at the 2017 Annual Meeting

W. Allen Doane
Age: 68
Director Since: 2012

•	Director of A&B since June 2012

•	Director of A&B Predecessor from October 1998 through June 2012

•	Chairman of the Board of A&B Predecessor from April 2006 through December 2009

•	Chief Executive Officer of A&B Predecessor from October 1998 through December 2009

•	President of A&B Predecessor from October 1998 through September 2008

•
Director of A&B Predecessor’s subsidiary, Matson Navigation Company, Inc. (“MNC”) from October 1998 through June 2012, Chairman of the Board of MNC from April 2006 through September 2008 and from July 2002 to January 2004

Director Qualifications
As a member of A&B Predecessor’s senior management team for almost two decades, Mr. Doane, who was Chief Executive Officer and Chairman of the Board of A&B Predecessor until his retirement from those positions in 2009, brings to the Board an in-depth knowledge of all aspects of the Company’s real estate and agribusiness operations. Mr. Doane’s experience managing a complex business organization has provided him with financial expertise and he has been designated by the Board of Directors as an Audit Committee Financial Expert. He also has board experience, including his service on various corporate and non-profit boards, and is knowledgeable about Hawaii and A&B’s operating markets through his involvement in the Hawaii business community and local community organizations.

Stanley M. Kuriyama
Age: 62
Director Since: 2012

•	Chairman of the Board since June 2012

•	Chief Executive Officer of A&B from June 2012 through December 2015

•	Director and Chief Executive Officer of A&B Predecessor from January 2010 through June 2012

•	President of A&B Predecessor from October 2008 through June 2012

•	President and Chief Executive Officer, A&B Land Group from July 2005 through September 2008

•	Chief Executive Officer and Vice Chairman of A&B Predecessor’s subsidiary, A&B Properties, Inc., from December 1999 through September 2008

•	Director and Chairman of the Board of MNC from September 2009 through June 2012

Director Qualifications
As a member of A&B and A&B Predecessor’s senior management team for two decades, Mr. Kuriyama, who is Chairman of the Board and former Chief Executive Officer of A&B, brings to the Board an in-depth knowledge of all aspects of the Company’s real estate and agribusiness operations. He is knowledgeable about Hawaii and A&B’s operating markets through his involvement in the Hawaii business community and local community organizations.

David C. Hulihee
Age: 67
Director Since: 2013

•	Chairman of the Board and President of Royal Contracting Co., Ltd. since 1971

•	Chief Executive Officer of Grace Pacific LLC, formerly Grace Pacific Corporation (“Grace Pacific”) from August 2008 through December 2015; consultant to Grace Pacific since January 2016

•	President of Grace Pacific from August 2008 through August 2015

•	Chairman of the Board of Grace Pacific from August 2008 through September 2013

Director Qualifications
As former President and Chief Executive Officer of Grace Pacific and Chairman of the Board and President of Royal Contracting Co., Ltd., both major Hawaii infrastructure and construction companies, Mr. Hulihee brings to the Board construction and development expertise and experience in managing complex business organizations. Mr. Hulihee has board experience, including his service on various corporate and non-profit boards, and is knowledgeable about Hawaii and A&B’s operating markets through his involvement in the Hawaii business community and local community organizations. Mr. Hulihee also is A&B’s largest individual shareholder, owning or controlling 4.6% of shares outstanding, and as such is well-aligned with shareholder interests.

Continuing Class III Directors Whose Terms Expire at the 2018 Annual Meeting

Charles G. King
Age: 70
Director Since: 2012

•	President and Dealer Principal, King Auto Center, Kauai (automobile dealership) since October 1995

•	Managing General Partner, Kaonoulu Ranch, LLLP (agricultural and real estate investments) since November 2013

•	Dealer Principal, King Infiniti of Honolulu (automobile dealership) from April 2004 through August 2013

•	Director of A&B Predecessor from April 1989 through June 2012

Director Qualifications
As the head of King Auto Center and former head of King Infiniti of Honolulu, automotive dealerships located on Kauai and Oahu, respectively, Mr. King is an experienced businessman with executive and leadership skills and is the recipient of a number of business leadership awards. He contributes insights about Hawaii and A&B’s operating markets, particularly on Kauai, where A&B has significant business interests. He is knowledgeable about Hawaii and A&B’s operating markets through his involvement in the Hawaii business community and local community organizations.

Douglas M. Pasquale
Age: 61
Director Since: 2012

•	Founder and Chief Executive Officer of Capstone Enterprises Corporation (investment and consulting firm) since January 2012

•	Director of Ventas, Inc. (NYSE:VTR) (“Ventas”) (healthcare real estate investment trust) since July 2011

•	Senior Advisor to the Chief Executive Officer of Ventas from July 2011 through December 2011 upon Ventas’s acquisition of Nationwide Health Properties, Inc. (formerly NYSE:NHP) (“NHP”) in July 2011

•
Chairman of the Board, President and Chief Executive Officer of NHP (healthcare real estate investment trust) from May 2009 to July 2011; President and Chief Executive Officer of NHP from April 2004 to July 2011; Executive Vice President and Chief Operating Officer of NHP from November 2003 to April 2004

•	Director of NHP from November 2003 through July 2011

•
Chairman of the Board and Chief Executive Officer of ARV Assisted Living, Inc. from December 1999 to September 2003 and, concurrently, President and Chief Executive Officer of Atria Senior Living Group from April 2003 to September 2003

•	Director of Terreno Realty Corporation (NYSE:TRNO) (“Terreno”) since February 2010

•	Director of Sunstone Hotel Investors, Inc. (NYSE:SHO) since November 2011

•	Director of DineEquity, Inc. (NYSE:DIN) since March 2013

•	Director of A&B Predecessor from April 2005 through June 2012

Director Qualifications
As Chief Executive Officer of Capstone Enterprises and as former President, Chief Executive Officer and Chairman of the Board of Nationwide Health Properties, Inc. prior to its merger in July 2011 with Ventas, Mr. Pasquale contributes experience in real estate, one of A&B’s main businesses, as well as experience in finance, accounting and managing a complex business organization. This experience has provided Mr. Pasquale with financial expertise, and he has been designated by the Board of Directors as an Audit Committee Financial Expert. He also has board experience, including his service on the boards of other publicly traded companies.

Jenai S. Wall
Age: 57
Director Since: 2015

•	Chairman and Chief Executive Officer of Foodland Super Market, Ltd. (“Foodland”), Food Pantry, Ltd., Kalama Beach Corporation and Pacific Warehouse Inc. since 1998

Director Qualifications
As Chairman and Chief Executive Officer of Foodland, the largest locally-owned grocery retailer in Hawaii, and other entities in its family of companies, Ms. Wall brings to the Board experience in managing complex business organizations and retail expertise. She also has board experience, through her service on various corporate and non-profit boards, and is knowledgeable about Hawaii and A&B’s operating markets through her involvement in the Hawaii business community and local community organizations.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

Director Independence. The Board has reviewed each of its current directors and nominees and has determined that all such persons, with the exception of Mr. Benjamin, Mr. Kuriyama and Mr. Hulihee (who retired as an employee of A&B on December 31, 2015) who are or were employees of A&B or its subsidiaries within the past three years, are independent under New York Stock Exchange (“NYSE”) rules. In making its independence determinations, the Board considered the transactions, relationships or arrangements in “Certain Information Regarding Directors and Executive Officers – Certain Relationships and Transactions” below, as well as the following: Mr. Doane – his status as a former executive officer of A&B Predecessor, banking relationships with FHB, an entity of which Mr. Doane is a director, and a reservation to purchase a condominium unit in an A&B project at full market price; Mr. Harrison – A&B’s banking relationships with FHB, an entity of which Mr. Harrison is Chairman of the Board and Chief Executive Officer; Mr. Yeaman – A&B’s banking relationships with FHB, an entity of which Mr. Yeaman is President and Chief Operating Officer; and Ms. Wall – A&B’s banking relationships with FHB, an entity of which Ms. Wall is a director.

Board Leadership Structure. The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. It understands that there is no single approach to providing Board leadership and that the right Board leadership structure may vary as circumstances warrant.

The Board currently has a separate Chairman of the Board (in an executive capacity), a Chief Executive Officer (“CEO”) and a Lead Independent Director (Charles G. King). At this time, the Board believes that a separate Chairman is beneficial in providing oversight and leadership in handling board responsibilities. This also allows our CEO to focus on Company strategy and business operations. A Lead Independent Director allows the Board to function independently from management and is capable of objective judgment regarding management’s performance. The Board has determined that its leadership structure is appropriate for A&B at this time.

Lead Independent Director Duties Include
•    Consulting with the Chairman of the Board on agendas and meeting schedules
•    Facilitating the process for the Board’s self-evaluation
•    Presiding at Board meetings in the absence of the Chairman
•    Presiding at executive sessions of non-management Directors
•    Facilitating communication between the Independent Directors and the Chairman and Chief Executive Officer

The Board’s Role in Risk Oversight. The Board has oversight of the risk management process, which it administers in part through the Audit Committee. One of the Audit Committee’s responsibilities involves discussing policies regarding risk assessment and risk management. Risk oversight plays a role in all major Board decisions and the evaluation of risk is a key part of the decision-making process. For example, the identification of risks and the development of sensitivity analyses are key requirements for capital requests that are presented to, and evaluated by, the Board.

This risk management process occurs throughout all levels of the organization but is also facilitated through a formal process in which the Company identifies significant risks through regular discussions with all levels of management. Risk management is reflected in the Company’s compliance, auditing and risk management functions, and its risk-based approach to strategic and operating decision-making. Management reviews its risk management activities with the Audit Committee and the full Board of Directors on a regular basis. In addition, risk management perspectives from each of A&B’s business segments are included in the Company’s operating and strategic plans. The Board believes that its current leadership structure is conducive to the risk oversight process.

Pay Risk Assessment. The Compensation Committee has a formal review process to consider and discuss the compensation policies, plans and structure for all of the Company’s employees, including the Company’s executive group, to ascertain whether any of the compensation programs and practices create excessive risks or motivate risky behaviors that are reasonably likely to have a material adverse effect on the Company. Management has worked with the Compensation Committee to review all Company incentive plans and related policies and practices, and the overall structure and positioning of total pay, pay mix, the risk management process and related internal controls.

Based on its formal review process, the Compensation Committee concluded that there continues to be no material adverse effects due to pay risk. Management and the Compensation Committee concluded that A&B’s employee compensation programs represent an appropriate balance of fixed and variable pay, cash and equity, short-term and long-term compensation, financial and non-financial performance, and an appropriate level of enterprise-wide risk oversight.

Strong Compensation Risk Management
•    Robust stock ownership guidelines
•    Multi-year vesting periods of equity awards
•    Capped incentive payments
•    Use of multiple performance metrics
•    Pay philosophy for all elements of pay targeted at the 50th percentile
•    Reasonable payout tied to performance (e.g., incentive pool funding of 50% at threshold, 100% at target, 200% at maximum, with linear interpolation between each goal); individual awards can be further modified, ranging from 0% (no award) to 150%, so long as the aggregate incentive pool is not exceeded (i.e., zero sum)
•    50% of equity award is performance-based using total shareholder return metrics over three years
•    Review of goal-setting by the Compensation Committee to ensure that goals are reasonable
•    Mix of pay that is consistent with competitive practices for organizations similar in size
•    Insider trading and hedging prohibitions
•    A compensation clawback policy
•    Oversight by a Compensation Committee composed of independent directors

Board of Directors and Committees of the Board. The Board of Directors held eight meetings during 2015. In conjunction with five of these meetings, the non-management directors of A&B met in formally-scheduled executive sessions led by the Lead Independent Director. In 2015, all directors were present at more than 75%, and six directors were present at 100%, of the meetings of the A&B Board of Directors and Committees of the Board on which they serve. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is governed by a charter, which is available on the corporate governance page of A&B’s website, www.alexanderbaldwin.com.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Christopher J. Benjamin
W. Allen Doane	X
Robert S. Harrison
David C. Hulihee
Charles G. King			X
Stanley M. Kuriyama
Douglas M. Pasquale			X
Michele K. Saito		X
Jenai S. Wall		X
Eric K. Yeaman	X
Committee Chair

Audit Committee: The current members of the Audit Committee are:

•	Mr. Pasquale, Chairman

•	Mr. Doane

•	Mr. Yeaman

The Board has determined that each member is independent under the applicable NYSE listing standards and SEC rules. In addition, the Board has determined that Messrs. Pasquale, Doane and Yeaman are “audit committee financial experts” under SEC rules. The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board of Directors and are summarized in the Audit Committee Report, which appears in this Proxy Statement. The Audit Committee met five times during 2015.

Compensation Committee: The current members of the Compensation Committee are:

•	Mr. King, Chairman

•	Ms. Saito

•	Ms. Wall

The Board has determined that each member is independent under the applicable NYSE listing standards. The Compensation Committee has general responsibility for management and other salaried employee compensation and benefits, including incentive compensation and stock incentive plans, and for making recommendations on director compensation to the Board. The Compensation Committee may form subcommittees and delegate such authority as the Committee deems appropriate, subject to any restrictions by law or listing standard. For further information on the processes and procedures for consideration of executive compensation, see the “Compensation Discussion and Analysis” section below. The Compensation Committee met four times during 2015.

Nominating and Corporate Governance Committee: The current members of the Nominating and Corporate Governance Committee (the “Nominating Committee”) are:

•	Mr. Harrison, Chairman

•	Mr. King

•	Mr. Pasquale

The Board has determined that each member is independent under the applicable NYSE listing standards. The functions of the Nominating Committee include recommending to the Board individuals qualified to serve as directors; recommending to the Board the size and composition of committees of the Board and monitoring the functioning of the committees; advising on Board composition and procedures; reviewing corporate governance issues; overseeing the annual evaluation of the Board; and ensuring that an evaluation of management is occurring. The Nominating Committee met four times during 2015.

Nominating Committee Processes. The Nominating Committee identifies potential nominees by asking current directors to notify the Nominating Committee of qualified persons who might be available to serve on the Board. The Nominating Committee also engages, when appropriate, firms that specialize in identifying director candidates.

The Nominating Committee will consider director candidates recommended by shareholders. In considering such candidates, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Nominating Committee, a shareholder must submit a written recommendation that includes the name of the shareholder, evidence of the shareholder’s ownership of A&B stock

(including the number of shares owned and the length of time of ownership), the name of the candidate, the candidate’s qualifications to be a director and the candidate’s consent for such consideration.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at 822 Bishop Street, Honolulu, Hawaii, 96813 and must be received not less than 120 days before the anniversary of the date on which A&B’s Proxy Statement was released to shareholders in connection with the previous year’s annual meeting.

The Nominating Committee believes that the minimum qualifications for serving as a director are high ethical standards, a commitment to shareholders, a genuine interest in A&B and a willingness and ability to devote adequate time to a director’s duties. The Nominating Committee also may consider other factors it deems to be in the best interests of A&B and its shareholders, such as business experience, financial expertise and knowledge and involvement in Hawaii communities and businesses. While the Nominating Committee does not have a written diversity policy, it considers diversity of knowledge, skills, professional experience, education and expertise, and representation in industries and geographies relevant to the Company as important factors in its evaluation of candidates.

Once a potential candidate has been identified by the Nominating Committee, the Nominating Committee reviews information regarding the person to determine whether the person should be considered further. If appropriate, the Nominating Committee may request information from the candidate, review the person’s accomplishments, qualifications and references, and conduct interviews with the candidate. The Nominating Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

Corporate Governance Guidelines. The Board of Directors has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities and to promote the more effective functioning of the Board and its committees. The guidelines provide details on matters such as:

Select Corporate Governance Guideline Topics
•    Goals and responsibilities of the Board
•    Selection of directors, including the Chairman of the Board
•    Board membership criteria and director retirement age
•    Stock ownership guidelines
•    Director independence, and executive sessions of non-management directors
•    Board self-evaluation
•    Board compensation
•    Board access to management and outside advisors
•    Board orientation and continuing education
•    Leadership development, including annual evaluations of the CEO and management succession plans

The full text of the A&B Corporate Governance Guidelines is available on the corporate governance page of A&B’s corporate website, www.alexanderbaldwin.com.

Code of Ethics. A&B has adopted a Code of Ethics (the “Code”) that applies to the CEO, Chief Financial Officer (“CFO”) and Controller. A copy of the Code is posted on the corporate governance page of A&B’s corporate website, www.alexanderbaldwin.com. A&B intends to disclose any changes in or waivers from its Code by posting such information on its website.

Code of Conduct. A&B has adopted a Code of Conduct, which is applicable to all directors, officers and employees, and is posted on the corporate governance page of A&B’s corporate website, www.alexanderbaldwin.com.

Shareholder Engagement. A&B values the views of its shareholders. Members of our management team met or offered to meet with shareholders during 2015 owning a significant percentage of our stock to discuss our operations, corporate governance, executive compensation and environmental initiatives and to solicit feedback on these and a variety of other topics. Shareholder perspectives are shared with the Board.

Compensation of Directors. The following table summarizes the compensation earned by or paid to our directors (other than Mr. Kuriyama, whose compensation is included in the Summary Compensation Table and Mr. Benjamin, who became a director as of January 1, 2016) for services as a member of our Board of Directors for the period from January 1, 2015 through December 31, 2015 (except for Mr. Hulihee, who retired as an employee of the Company on December 31, 2015 and did not receive compensation for serving as a director).

2015 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Option Awards ($) (2)	Non-Equity Incentive Plan Compen-sation ($)		Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)		All Other Compen- sation ($)		Total ($)
(a)	(b)	(c)		(d)	(e)		(f)		(g)		(h)
W. Allen Doane	65,260	90,035		0	0		N/A		2,000	(3)	154,295
Robert S. Harrison	68,029	90,035		0	0		N/A		0		158,064
David C. Hulihee (5)	0	153,474	(6)	0	195,562	(7)	0		432,514	(8)	781,550
Charles G. King	96,396	90,035		0	0		0	(9)	0		186,431
Douglas M. Pasquale	85,750	90,035		0	0		N/A		0		175,785
Michele K. Saito	64,250	90,035		0	0		N/A		0		154,285
Jeffrey N. Watanabe (4)	30,317	0		0	0		N/A		200	(3)	30,517
Jenai S. Wall	42,915	90,035		0	0		N/A		0		132,950
Eric K. Yeaman	65,000	90,035		0	0		N/A		0		155,035

(1)
Represents the aggregate grant-date fair value of restricted stock unit awards granted in 2015 as computed under ASC Topic 718. See discussion of the assumptions underlying the valuation of equity awards included in note 13 of the Company’s consolidated financial statements, included in the Company’s 2015 Annual Report on Form 10-K. At the end of 2015, Mr. King had 32,361 restricted stock units, Messrs. Doane, Harrison, Pasquale and Yeaman and Ms. Saito each had 4,650 restricted stock units, Mr. Hulihee had 3,122 restricted stock units and Ms. Wall had 2,169 restricted stock units.

(2)
No new options have been granted by A&B or by A&B Predecessor since 2007. The aggregate number of stock option awards outstanding at the end of 2015 for each director is as follows: Mr. Doane, Mr. Harrison, Mr. Hulihee, Mr. Pasquale, Ms. Saito, Ms. Wall and Mr. Yeaman – 0 shares and Mr. King – 16,422 shares.

(3)	Represents charitable contributions under the matching gifts program described on page 15 below.

(4)	Under A&B’s retirement policy for directors, Mr. Watanabe retired from the Board of Directors on April 28, 2015.

(5)	Mr. Hulihee was an employee of A&B and accordingly did not receive compensation for serving as a director. He retired as an employee of A&B on December 31, 2015.

(6)	Represents the 2015 grant under the Alexander & Baldwin, Inc. 2012 Incentive Compensation Plan while Mr. Hulihee was an employee of A&B.

(7)	Represents the payout for 2015 under the Alexander & Baldwin, Inc. Performance Improvement Incentive Plan (“PIIP”) while Mr. Hulihee was an employee of A&B.

(8)	Represents the salary paid to Mr. Hulihee and charitable contributions under the matching gifts program described on page 15 below while Mr. Hulihee was an employee of A&B.

(9)
Mr. King’s amount is attributable to the aggregate change in the actuarial present value of his accumulated benefit under a defined benefit pension plan for directors, which was frozen in 2004. The change in pension value was a decrease of $14,239. No other A&B director is eligible to obtain benefits from the plan.

Our Board of Directors approved the following non-employee director compensation schedule of annual fees, which was developed with the assistance of Willis Towers Watson & Co. (“Towers Watson”).

Pay Element		Amount
Annual Board Retainer		$56,000
Lead Director Retainer (additional)		$25,000
Committee Chair Retainers (in addition to committee member retainer)	• Audit • Compensation • Nominating and Corporate Governance	$14,000 $10,000 $7,500
Committee Member Retainers (additional)	• Audit • Compensation • Nominating and Corporate Governance	$9,000 $7,500 $6,000
Annual Equity Award		$90,000

Directors are provided an additional per meeting fee of $750 if the number of board or committee meetings exceeds an annual predefined number, which is currently set at:

•	Board – 7 meetings

•	Audit – 6 meetings

•	Compensation – 5 meetings

•	Nominating and Corporate Governance – 4 meetings

Under the terms of the Alexander & Baldwin, Inc. 2012 Incentive Compensation Plan (“2012 Plan”), an automatic annual grant of approximately $90,000 in restricted stock units (“RSUs”) is made to each director at each Annual Meeting of Shareholders. A prorated grant is made upon appointment as a director at any time between Annual Meetings. These awards vest in equal increments of one-third each over three years. Non-employee directors may defer all or a portion of their vested shares until cessation of board service or the fifth anniversary of the award date. Non-employee directors may defer half or all of their annual cash retainer and meeting fees until retirement or until a later date they may select; no directors have deferred any of these fees as of December 31, 2015. Directors who are employees of A&B or its subsidiaries do not receive compensation for serving as directors.

Under A&B Predecessor’s retirement plan for directors, which was frozen effective December 31, 2004, a director with five or more years of service will receive a lump-sum payment upon retirement or attainment of age 65, whichever is later, that is actuarially equivalent to a payment stream for the life of the director consisting of 50 percent of the amount of the annual retainer fee in effect on December 31, 2004, plus 10 percent of that amount for each year of service as a director over five years (up to an additional 50 percent). Only Mr. King has an accrued benefit under the retirement plan for directors.

Director Business Travel Accident Coverage. Directors have coverage of $200,000 for themselves and $50,000 for their spouses while accompanying directors on A&B business.

Matching Gift Program. Directors may participate in A&B’s matching gifts program for employees, in which A&B matches contributions to qualified cultural and educational organizations up to a maximum of $3,000 annually.

Director Share Ownership Guidelines. The Board has adopted guidelines that encourage each non-employee director to own A&B common stock (including RSUs) with a value of five times the current cash retainer of $56,000, within five years of becoming a director. All directors have met or are on track to meet the established guidelines.

Communications with Directors. Shareholders and other interested parties may contact any of the directors by mailing correspondence “c/o A&B Law Department” to A&B’s headquarters at 822 Bishop Street, Honolulu, Hawaii 96813. The Law Department will forward such correspondence to the appropriate director(s). However, the Law Department reserves the right not to forward any offensive or otherwise inappropriate materials.

In addition, A&B’s directors are encouraged to attend the Annual Meeting of Shareholders. All of the A&B directors attended the 2015 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

The following table lists the names and addresses of the only shareholders known by A&B on February 18, 2016 to have owned beneficially more than five percent of A&B’s common stock outstanding, the number of shares they beneficially own, and the percentage of outstanding shares such ownership represents, based upon the most recent reports filed with the SEC. Except as indicated in the footnotes, such shareholders have sole voting and dispositive power over shares they beneficially own.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,581,841 (a)	9.4%
The Vanguard Group 100 Vanguard Blvd. Malvin, PA 19355	3,144,770 (b)	6.4%
EJF Capital LLC 2107 Wilson Boulevard, Suite 410 Arlington, VA 22201	2,623,130 (c)	5.4%

(a)
As reported in Amendment No. 5 to Schedule 13G dated January 20, 2016 (the “BlackRock 13G”) filed with the SEC. According to the BlackRock 13G, as of December 31, 2015, BlackRock, Inc. has sole voting power over 4,470,067 shares and sole dispositive power over 4,581,841 shares, and does not have shared voting or shared dispositive power over any shares.

(b)
As reported in Amendment No. 4 to Schedule 13G dated February 10, 2016 (the “Vanguard 13G”) filed with the SEC. According to the Vanguard 13G, as of December 31, 2015, The Vanguard Group has sole voting power over 60,172 shares and sole dispositive power over 3,083,998 shares, has shared voting power over 3,100 shares, and has shared dispositive power over 60,772 shares.

(c)
As reported in Schedule 13D dated September 11, 2015 (the “EJF 13D”) filed with the SEC. According to the EJF 13D, as of September 11, 2015, EJF Capital LLC has shared voting power and shared dispositive power over all 2,623,130 shares and has no sole dispositive power or sole voting power over any shares.

CERTAIN INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

Security Ownership of Directors and Executive Officers. The following table shows the number of shares of A&B common stock beneficially owned as of February 18, 2016 by each director and nominee, by each executive officer named in the “Summary Compensation Table” below, and by directors and executive officers as a group and, if at least one-tenth of one percent, the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, directors, nominees and executive officers have sole voting and dispositive power over shares they beneficially own.

Name or Number in Group	Number of Shares Owned (a)(b)	Stock Options (c)	Total	Percent of Class
W. Allen Doane	74,608	0	74,608	0.2
Robert S. Harrison	5,855	0	5,855	--
David C. Hulihee	2,272,651	0	2,272,651	4.6
Charles G. King	44,015	16,422	60,437	0.1
Douglas M. Pasquale	33,738	0	33,738	0.1
Michele K. Saito	5,855	0	5,855	--
Jenai S. Wall	0	0	0	--
Eric K. Yeaman	5,855	0	5,855	--
Stanley M. Kuriyama	233,626	517,547	751,173	1.5
Christopher J. Benjamin	88,564	146,460	235,024	0.5
Paul K. Ito	11,906	79,679	91,585	0.2
Nelson N. S. Chun	63,584	87,594	151,178	0.3
Meredith J. Ching	46,674	84,302	130,976	0.3
15 Directors and Executive Officers as a Group	2,895,519	933,156	3,828,675	7.7

(a)	Amounts include 20,000 shares held in a trust by the spouse of Mr. Benjamin, 150 shares held by the spouse of Ms. Ching and 76,000 shares pledged by Mr. Kuriyama as security for a loan.

(b)
Amounts include shares as to which certain persons have (i) shared voting and dispositive power, as follows: Mr. Hulihee – 2,000 shares, Mr. Pasquale – 33,738 shares, Ms. Ching – 2,800 and directors, nominees and executive officers as a group – 38,538 shares and (ii) sole voting power only: Ms. Ching – 391, and directors and executive officers as a group – 391 shares.

(c)
Amounts reflect shares deemed to be beneficially owned because they may be acquired prior to April 18, 2016 through the exercise of stock options. Amounts do not include 198,461 restricted stock units that have been granted to the directors and executive officers as a group that may not be acquired prior to April 18, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires A&B’s directors and executive officers, and persons who own more than 10 percent of A&B’s common stock, to file reports of ownership and changes in ownership with the SEC. A&B believes that, during fiscal 2015, its directors and executive officers filed all reports required to be filed under Section 16(a) on a timely basis.

Certain Relationships and Transactions. A&B has adopted a written policy under which the Audit Committee must pre-approve all related person transactions that are disclosable under Item 404(a) of SEC Regulation S-K. Prior to entering into a transaction with A&B, directors and executive officers (and their family members) must make full disclosure of all facts and circumstances to the Law Department. The Law Department then determines whether such transaction requires the approval of the Audit Committee. The Audit Committee considers all of the relevant facts available, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s or executive’s independence, an immediate family member of a director or executive or an entity in which a director or executive is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Audit Committee will approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders. If a related person transaction involves a member of the Audit Committee, that member recuses himself or herself from the process of review and approval.

The Audit Committee has established written procedures to address situations when approvals need to be sought between meetings. Whenever possible, proposed related person transactions will be included as an agenda item at the next scheduled Audit Committee meeting for review and approval. However, if it appears that a proposed related person transaction will occur prior to the next scheduled Audit Committee meeting, approval will be sought from Audit Committee members between meetings. Approval by a majority of the Committee members will be sufficient to approve the related person transaction. If a related person transaction is approved in this manner, the action will be reported at the next Audit Committee meeting.

A&B’s business strategy is Hawaii-focused and, accordingly, a number of our directors are Hawaii-based executives who provide extensive local knowledge and insight.     Hawaii’s business community is relatively small and isolated. Given A&B’s position as Hawaii’s fourth largest private landowner, the second largest owner of retail assets, one of the largest materials and construction companies in the state, and given its active role as one of the state’s largest real estate developers, it is to be expected that relationships will exist between the Company and key business leaders and their companies, as disclosed below. The transactions described were made in the ordinary course of business, on substantially the same terms as those made with persons not related to A&B.

Related Person Relationships with First Hawaiian Bank: Robert S. Harrison and Eric K. Yeaman, directors of A&B, are Chairman and Chief Executive Officer, and President and Chief Operating Officer, respectively, of FHB.

•	FHB is the largest bank in Hawaii and is the top-ranked Hawaii bank in commercial and industrial lending and in construction and land development loans.

•	FHB has been a lending partner to the Company and its predecessor for many years prior to Messrs. Harrison and Yeaman joining the Board.

•
Mr. Yeaman was a member of the Board for three years prior to joining FHB in 2015. Upon joining FHB, he reported his change in employment to the Board; the Board reviewed the change, including consideration of relationships with FHB and Mr. Yeaman’s skill set and contributions to the Board, and approved his continued service on the Board.

•	The Audit Committee reviews all FHB related person transactions.

•	All transactions were made in the ordinary course of business, on commercially reasonable, prevailing terms and rates.

FHB (i) has a 20.4 percent participation in A&B’s $350 million revolving credit and term loan agreement (the “Revolver”), of which, in 2015, the largest aggregate amount of principal outstanding was $155,000,000; $171,000,000 and $2,990,000 were paid in principal and interest, respectively, to Revolver lenders that include FHB; and $155,300,000 was outstanding on February 18, 2016, with interest payable on a sliding scale at rates between 1.35 percent to 2.15 percent (based on A&B’s Total Debt to Total Assets, as defined in the loan agreement) plus LIBOR, (ii) has a 34.5 percent participation in a $177 million construction loan made to a limited liability company in which a subsidiary of A&B is a member, of which, in 2015, the largest aggregate amount of principal outstanding was $4,352,000; and no amounts were paid in principal and interest to lenders that include FHB; and $24,300,000 was outstanding on

February 18, 2016, with interest payable at a rate of LIBOR plus 3 percent, (iii) has a 41.7 percent participation in a $120 million construction loan made to a limited liability company in which a subsidiary of A&B is a member, of which, in 2015, the largest aggregate amount of principal outstanding was $76,272,000; $76,272,000 and $257,000 were paid in principal and interest, respectively, to lenders that include FHB, with interest payable at a rate of LIBOR plus 3 percent; and no amount was outstanding on February 18, 2016 as the loan was paid off in January 2015, (iv)  has a $5,000,000 loan made to a limited liability company in which a subsidiary of A&B is a member, of which, in 2015, the largest aggregate amount of principal outstanding was $4,664,000; $192,000 and $145,000 were paid in principal and interest, respectively; and $4,456,000 was outstanding on February 18, 2016, with interest payable at a rate of LIBOR plus 2 percent, and of which a subsidiary of A&B is a guarantor in the amount of the lesser of $3.15 million or the outstanding indebtedness, (v)  has a $42,000,000 loan made to a subsidiary of A&B, of which, in 2015, the largest aggregate amount of principal outstanding was $35,225,000; $26,995,000 and $519,000 were paid in principal and interest, and $8,229,000 was outstanding on February 18, 2016, with interest payable at a rate of LIBOR plus 2.625%, and of which a subsidiary of A&B is a limited guarantor, (vi) has a $11,700,000 loan made to a limited liability company in which a subsidiary of A&B is a member, of which, in 2015, the largest aggregate amount of principal outstanding was $11,667,000; $0 and $215,000 were paid in principal and interest, respectively; and $11,667,000 was outstanding on February 18, 2016, with interest payable at a rate of LIBOR plus 3.0 percent, (vii) has a $25,000,000 loan made to a limited liability company in which a subsidiary of A&B is a member, of which, in 2015, the largest aggregate amount of principal outstanding was $2,030,000; $0 and $4,000 were paid in principal and interest, respectively; and $2,126,000 was outstanding on February 18, 2016, with interest payable at a rate of LIBOR plus 3.0 percent, and of which a subsidiary of A&B is a guarantor in the amount of the lesser of $2,500,000 or the outstanding indebtedness, and (viii) is a commercial tenant in three properties owned by A&B subsidiaries, under leases with terms that expire in 2017 and 2063, with aggregate gross rents in 2015 of $392,000 and aggregate net rent from and after January 1, 2016 to the expiration date of the leases of $4,745,000.

In addition, after the acquisition of Grace Pacific on October 1, 2013, FHB has the following loans or lines of credit with the Company or its subsidiaries/affiliates: (i) Two lines of credit totaling $32,000,000 with limited liability companies, in which a subsidiary of A&B is a 70 percent and a 50 percent member, of which, in 2015, the largest aggregate amount of principal outstanding was $21,600,000; $21,600,000 and $96,000 were paid in principal and interest, respectively; and no amount was outstanding on February 18, 2016, with interest payable at rates between 1.82 percent to 2.25 percent plus LIBOR (the line of credit totaling $30 million was terminated and replaced with a line of credit from another financial institution in February 2015); (ii) an $18,000,000 loan, of which, in 2015, the largest aggregate amount of principal outstanding was $10,185,000; $1,819,000 and $492,000 were paid in principal and interest, respectively; and $8,211,000 was outstanding on February 18, 2016, with interest payable at a rate of 5.18 percent; and (iii) a $13,500,000 loan, of which, in 2015, the largest aggregate amount of principal outstanding was $8,029,000; $2,701,000 and $127,000 were paid in principal and interest, respectively; and $4,872,000 was outstanding on February 18, 2016, with interest payable at a rate of 1.85 percent.

Jenai S. Wall, a director of A&B, is Chairman and Chief Executive Officer of Foodland. Foodland or its subsidiaries are commercial tenants in five properties owned by A&B subsidiaries, under leases with terms that expire between 2017 and 2031, with aggregate gross rents in 2015 of $3,854,000 and aggregate net rent from and after January 1, 2016 to the expiration date of the leases of $10,609,000. These leases were in effect prior to the election of Ms. Wall as a director and were entered into in the ordinary course of business.

Eric K. Yeaman, a director of A&B, was President, Chief Executive Officer and Director of Hawaiian Telcom until June 2015. A limited liability company (“LLC”) in which a subsidiary of A&B is a member, developed a high-rise condominium project in Honolulu. In 2012, the LLC entered into a contract (entered into in the ordinary course of business) under which Hawaiian Telcom provided for the project wiring and other communication infrastructure valued at approximately $1.25 million as part of a five-year contract to provide cable and internet service at an annual base price of approximately $200,000. Mr. Yeaman ceased his employment with Hawaiian Telcom in June 2015.

David C. Hulihee -- Koko'oha Investments, Inc. Matters: A&B acquired Grace Pacific as of October 1, 2013 under an Agreement and Plan of Merger between the Company, A&B II, LLC, GPC Holdings, Inc., Grace Pacific Corporation and Mr. Hulihee. Koko'oha Investments, Inc. ("Koko'oha"), a wholly-owned Grace Pacific subsidiary, engaged in the petroleum and retail gasoline businesses, was spun-off from Grace Pacific and was not acquired by A&B. Mr. Hulihee (both individually and through affiliated entities or immediate family members) owned or partially controlled approximately 38.7% of Koko'oha prior to its sale in 2015. Certain continuing obligations existed between the Company or Grace Pacific and Koko'oha, including tax-related obligations under a tax matters agreement entered into in connection with the spin-off. In addition, a subsidiary of Koko'oha has a commercial lease with a subsidiary of A&B. Gross rent paid in 2015 while Mr. Hulihee had an interest in Koko’oha was $83,015. Mr. Hulihee no longer owns any interest in Koko’oha, having disposed of his interest on March 31, 2015.

David C. Hulihee – Consulting Agreement: After Mr. Hulihee’s retirement as Chief Executive Officer of Grace Pacific as of December 31, 2015, Grace Pacific entered into a one-year consulting agreement with Mr. Hulihee in which he will provide services in connection with the operation of Grace and its subsidiaries, including assisting in leadership transition, operating performance and government and community affairs.  The agreement is for $200,000 for the period January 1, 2016 through December 31, 2016.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

The CD&A addresses A&B’s compensation practices for 2015 for the five executive officers named in the Summary Compensation Table on page 33 (collectively, the “Named Executive Officers” or “NEOs”). The NEOs are:

•	Stanley M. Kuriyama, Chairman of the Board & Chief Executive Officer of A&B*

•	Christopher J. Benjamin, President and Chief Operating Officer, A&B*

•	Paul K. Ito, Senior Vice President, Chief Financial Officer and Treasurer, A&B**

•	Nelson N. S. Chun, Senior Vice President and Chief Legal Officer, A&B

•	Meredith J. Ching, Senior Vice President, Government & Community Relations, A&B

* Effective January 1, 2016, Mr. Kuriyama retired from his role as CEO but retains his role as Chairman while Mr. Benjamin was appointed CEO.
** Mr. Ito also was Controller through August 2015.

Executive Summary

In 2015, our executive compensation program received strong support from shareholders, with over 97% of the Say-on-Pay votes cast in approval of the program. We believe this is because our pay program links pay with performance, aligns pay with shareholder interests and follows good governance practices. The vote on executive compensation is just one source of insight regarding shareholder views on our compensation practices. A&B also has an extensive shareholder outreach program that incorporates discussion of various governance topics, including compensation. In 2015 we met or offered to meet with shareholders owning a significant percentage of our stock on governance-focused matters. The feedback we received regarding our compensation practices was very positive. The Compensation Committee welcomes shareholder perspectives on our program and is informed regarding feedback gathered in discussions with shareholders.

Approach to Compensation Governance. The Compensation Committee consistently evaluates the Company’s executive compensation practices and modifies or adopts programs or practices to provide an appropriate balance of risk and reward. A&B firmly believes in pay for performance and alignment with shareholder interests. Thus, a majority of NEO compensation is tied to performance to ensure alignment with shareholders. 70% of CEO and 60% of other NEO target total direct compensation (“TDC”) is performance-based pay aligned with shareholder interests. A&B adheres to good governance practices, as listed below, to ensure that it adopts the best practices to the extent that they are best aligned to the business goals and strategy of the Company as well as shareholder interests.

Promote Good Pay Practices	Avoid Poor Pay Practices
•    Direct components of pay are generally targeted at the 50th percentile of market pay data
•    TDC consisting heavily of performance-based compensation
•    Multiple relevant performance metrics to determine incentive payments
•    Multi-year performance periods on performance based equity awards
•    Multi-year vesting periods on equity awards
•    Double trigger change-in-control severance that requires both a change-in-control and termination of employment before any payments are made
•    Robust stock ownership guidelines for senior executives
•    NEOs participate in the same health and welfare benefit plans as other salaried employees
•    Use of tally sheets and wealth assessments

•    No employment contracts
•    No guaranteed bonus payments
•    No large bonus payouts without justifiable performance linkage
•    No perquisites, other than Company-provided parking
•    No excessive severance or change-in-control provisions
•    No tax gross-ups
•    No speculative transactions by executives using Company stock in hedging activities
•    No unreasonable internal pay disparity
•    No repricing or replacing of underwater stock options without prior shareholder approval

Performance Accomplishments in 2015. The Company’s Real Estate Leasing and Real Estate Development segments performed well, generating $118.1 million in operating profit. The Company’s Materials & Construction segment also performed well, posting operating profit of $30.9 million. The Company’s Agribusiness segment, however, suffered from production challenges and its financial results were further impacted by the Company’s decision to shut down the sugar operations. The Agribusiness segment operating loss, which includes cessation-related costs, totaled $51.9 million for the year, partially offsetting the strong performance of the Company’s other segments. As a result, net income declined to $29.6 million in 2015, compared to $61.4 million in 2014. Revenues in 2015 were $570.5 million, an increase of $10.5 million, compared to 2014 revenues of $560.0 million.

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In 2015, A&B continued to focus on and increase its asset base in Hawaii. The Company’s value creating strategies include growing, and advancing key projects in, the development pipeline; maximizing the value of the Company’s commercial portfolio, including continued migration of commercial properties from the U.S. Mainland to Hawaii; securing superior investments in real estate and in complementary businesses; and employing the Company’s 88,000 acres in Hawaii at their highest and best use. These strategies position A&B for future success as the Hawaii economy and real estate markets continue to improve.

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The Real Estate Development and Sales segment performed well. The Waihonua high-rise condominium project was completed successfully and all units were delivered to their owners by January 2015. All 450 high- and mid-rise units at The Collection, a 464-unit condominium in urban Honolulu, have been sold under binding contract. 21 of 30 lots in the Company’s portfolio of upscale residential lots in Kahala have been sold, all at favorable prices. Significant progress also was made at Kukui’ula, A&B’s resort residential development on Kauai, at Wailea, a premier resort destination being developed by A&B on Maui’s south shore, and at Maui Business Park II, the Company’s business park in central Maui.

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The Real Estate Leasing segment performed well. Year-over-year commercial portfolio net operating income increased by 8.5% and operating profit increased by 11.8%. Due to major strides in migrating the portfolio to Hawaii, more than 80% of net operating income is now generated from Hawaii assets, up from approximately 40% three years ago.

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Grace Pacific was a solid contributor to 2015 cash flow, generating $41.0 million of EBITDA,[2] despite the major drop in oil prices, which significantly reduced margins at Grace’s asphalt sales business, a slower-than-anticipated pace of jobs released for commencement of construction, and weather-related impacts.

Pay for Performance. The Company’s overall performance in 2015 was determined to be between threshold and target and was reflected in elements of compensation earned by executives for 2015.

•	Base Salary: NEO salaries range from the 25th to the 50th percentiles of competitive market rates.

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Target Total Cash (“TCC”): Target Total Cash consists of base salary plus target annual cash incentives. NEO TCC ranged from the 25th to the 50th percentiles. Actual annual incentive amounts earned reflect

2Refer to Page 42 for a reconciliation from GAAP to non-GAAP measure for EBITDA.

Company performance between threshold and target (as described below in “Company and Business Unit Performance” and “Value Creation”). Actual total cash compensation paid to the NEOs ranged from the 25th to the 50th percentiles.

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Long-term Incentives (“LTI”): NEO LTI ranged from the 25th to the 50th percentiles. The Performance Share Units granted in 2014 were based upon the Company’s achievement of pre-set goals for total shareholder return over a two-year performance period. 0% of the units granted were earned based on the Company’s performance over the performance period.

•	Total Direct Compensation (“TDC”): TDC for the NEOs ranged from the 25th percentile to the 50th percentile. Actual TDC earned by the NEOs ranged from the 25th percentile to the 50th percentile.

Compensation Overview

The Company’s executive compensation programs are administered by its Compensation Committee. After conducting a search for an independent consultant in 2012, the Compensation Committee retained Towers Watson to provide advice and analysis on the design, structure and level of executive compensation for A&B.

Compensation Philosophy and Objectives. The Company seeks to align its objectives with shareholder interests through a compensation program that attracts, motivates and retains qualified and effective executives, and rewards performance and results. To achieve this, the Company uses the following pay elements, which are described under the “Pay Elements” section of the CD&A:

Element of Pay	Composition	Metrics	Rationale
Base Salary	Cash	-	• Provides a fixed rate of pay based upon an executive’s responsibilities
Annual Cash Incentives	Cash	34% Value Creation	• Rewards achievement of annual Company, business unit and individual performance • Reinforces pay for performance principles
66% Financial Operating Goals
Long-Term Incentives	50% Performance Share Units	Relative 2-year and 3-year TSR (S&P 400 and Russell 2000)	• Aligns the long-term interests with those of A&B’s shareholders, motivates long-term performance and provides retention benefits • Reinforces pay for performance principles
	50% Restricted Stock Units	3-year vesting period
Health and Welfare Benefits		-	• Aids in attracting and retaining employees
Retirement Benefits		-	• Assists employees with retirement income savings and attracts and retains employees
Severance Benefits		-	• Retains talent during transitions due to a Change in Control or other covered events

Pay Mix. The Company’s combination of pay elements is designed to place greater emphasis on performance-based compensation, while at the same time focusing on long-term talent retention and ensuring an appropriate balance between pay and risk. The Committee believes this is consistent with one of its key compensation objectives, which is to align management and shareholder interests. For 2015, the TDC mix was generally within the same range as competitive practices based on survey data for each element of pay, as shown by the table below.

Assessment of Total Compensation. In evaluating and making pay decisions, the Compensation Committee utilizes the following tools, resources and information:

•    Company and individual performance
•    Say-on-Pay vote results
•    Competitive survey data
•    Economic environment
•    Job responsibilities and experience
•    Positioning within the executive’s salary range
•    Tally sheets covering the past 5 years
•    Accrued benefits balances

•    Positioning in relation to the pay philosophy
•    Projected salary increases in the general industry
•    Value of the total pay package
•    Alignment to pay for performance
•    Reasonableness and balance of pay risk
•    Internal pay equity
•    NEO’s current and expected future contributions
•    Size of recent awards

Internal Pay Equity. The Compensation Committee considers internal pay equity as a factor in establishing compensation for executives. While the Compensation Committee has not established a specific policy regarding the ratio of total compensation of the CEO to that of the other executive officers, it does review compensation levels to ensure that appropriate internal equity exists. In 2015, it reviewed the ratio of the CEO’s salary, TCC and TDC relative to the average compensation for the other NEOs, as reflected in the table below. These ratios were also compared to benchmark survey data to determine whether compensation relationships are consistent with market practices. The Company’s target and actual ratios were within a reasonable range and reflect a lower ratio between the CEO and other NEOs than that of companies of similar size in general industry.

2015 Ratio of Target and Actual CEO Pay to Other NEOs

	Salary	Total Cash Compensation	Total Direct Compensation
A&B Target	1.52	2.00	2.02
A&B Actual*	1.52	1.81	1.90
Benchmark Data (target)	2.08	2.54	3.79

* Based on base salary as of December 31, 2015, actual annual incentives paid in 2015 for 2014 performance and grant date value of the long-term incentive grants made in January 2015.

Pay Elements

The Company provides the following pay elements to its executive officers in varying combinations to accomplish its compensation objectives.

Salary: Salary is intended to provide a competitive fixed rate of pay based upon an executive’s responsibilities. Because the Company believes that salary is less impactful than performance-based compensation in achieving the overall objectives of the Company’s executive compensation program, at target, between 30% to 40% of an NEO’s total compensation is paid as salary.

Generally, the Board of Directors determines the CEO’s annual salary change on the basis of the factors listed previously in the Assessment of Total Compensation section. The Board has a formal performance review process for the CEO that includes five key categories: financial performance results, strategic effectiveness and innovation, business management, talent management, and personal effectiveness. None of the categories is formally weighted, and there is no overall rating score. Each Board member provides written observations and rates the CEO’s performance against the criteria. The Board of Directors discusses the results of the assessment with the CEO, including the areas of greatest strength and areas where improvements could be made. The result of this process is considered in determining the CEO’s actual salary.

The CEO recommends annual salary changes for the other NEOs. Salary adjustments for NEOs are generally considered by the Compensation Committee in February of each year for implementation on April 1. Any base salary increases for NEOs in 2015 reflected increases based on performance and the factors listed in the Assessment of Total Compensation section above.

Salary Information for 2014 - 2015

NEO	Base Salary as of 12/31/14	% Change	Base Salary as of 12/31/15	Estimated Competitive Market Percentile
Mr. Kuriyama	$525,000	3%	$540,750	25th percentile
Mr. Benjamin	$452,262	3%	$465,830	50th percentile
Mr. Ito	$350,175	3%	$360,680	50th percentile
Mr. Chun	$312,959	3%	$322,348	50th percentile
Ms. Ching	$263,900	3%	$271,817	50th percentile

Annual Incentives: For 2015, annual incentives for NEOs were provided through the Alexander & Baldwin, Inc. Performance Improvement Incentive Plan (“PIIP”) to motivate executives and reward them if they achieve specific pre-established corporate and business unit goals and for creating value for the Company. The financially oriented goals were established in February 2015. A rating for “Value Creation” (as described below) was assessed by the CEO after the 2015 performance period.

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For 2015, A&B used Real Estate Development & Sales Gross Margin and Leasing net operating income (“NOI”) for its Properties business segment; Pre-Tax Income for its Agribusiness segment; EBITDA and construction backlog for its Materials & Construction segment; and Value Creation as the performance measures for the NEOs’ PIIP awards that ultimately determine the aggregate amount of incentives that are funded to the incentive pool. Gross Margin, NOI, Pre-Tax Income, EBITDA and construction backlog were selected because the Company believes they best reflect the results of business execution and profitability levels of the respective segments, while Value Creation is a subjective rating by the CEO that is reviewed with the Compensation Committee based on the performance and accomplishments of the Company that create long-term value for shareholders but are not necessarily reflected in annual financial results.

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The aggregate amount of the incentive pool can range between 0% to 200% of target based on the achievement of financial goals approved in February and the score for Value Creation. The incentive pool is funded by aggregating the target incentives for each participant in the plan and multiplying that sum by the performance ratings for the applicable measures at below threshold, threshold, target or maximum levels, with proration in between these levels.

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Each individual’s actual incentive award may be modified from his or her funding level using an individual performance modifier that ranges from 0% to 150%, so long as the aggregate incentive pool established is not exceeded for NEOs and PIIP executives.

The Company believes that the annual incentive structure drives the following objectives:

•	Aligning with key goals/objectives

•	Fostering a team environment while allowing for flexibility in individual recognition

•	Motivating and rewarding value creation over both the short and long term

Company and Business Unit Performance. The annual corporate and business unit targets are based on the Company’s Board-approved operating plan and adjusted in certain instances to exclude the effect of certain items. When establishing the operating plan, management and the Board of Directors consider the historical performance of the Company, external elements such as economic conditions and competitive factors, Company capabilities, performance objectives, and the Company’s strategic plan. The maximum and threshold performance ranges were determined on the basis of the level of difficulty in achieving the objective and are intended to ensure an enduring standard of performance.

For determination of award pool funding for 2015, the Company’s operating performance was compared to the performance goals approved by the Compensation Committee.

Corporate Goal ($ in millions)	Threshold	Target	Maximum	Actual
Development & Sales gross margin – Properties*	$60.4	$71.1	$85.3	$75.8
Leasing net operating income[3]– Properties**	$78.5	$80.9	$83.3	$81.1
EBITDA[3] –Materials & Construction***	$39.0	$43.3	$49.8	$40.9
Construction backlog –Materials & Construction	$219.4	$235.9	$252.3	$226.5
Pre-tax income (loss) – Agribusiness***	($7.6)	($5.6)	$ -	($50.0)
Value Creation – Blended	1.0	2.0	3.0	1.54
*     Exclusive of commercial property sales.
**     Exclusive of the impact from certain commercial property acquisitions and dispositions
***     Adjusted for over- or under-accrual of performance-based compensation.

The incentive compensation for the NEOs was based on a weighted mix of (a) the level of achievement of the financial and operating goals set for each of the operating segments (NOI for Leasing, pre-tax income for Development and Sales, pre-tax income for Agribusiness, and EBITDA and construction backlog for Materials & Construction), and (b) the scores awarded for value creation accomplishments achieved by each of the operating segments and the parent company.

The levels of achievement for financial and operating goals and value creation are rated on a scale from 0 to 3, as follows: 0 for below threshold performance, 1.0 for threshold performance, 2.0 for target performance and to 3.0 for maximum performance, with proration in between threshold, target and maximum.  Based on 2015 performance shown above, the NEOs received scores for financial and operating goals ranging from 0 to 2.3 on the various metrics, and a blended score of 1.54 for Value Creation accomplishments.  The financial and operating goals account for 66% of the NEO’s total incentive award, and Value Creation accounts for the remaining 34%.

The term “Value Creation” reflects performance and accomplishments of the Company that create value for shareholders but are not necessarily reflected in 2015 financial results.
Value Creation encompasses various activities and initiatives that help the Company over the short or long term to deliver value to its shareholders, such as building the pipeline of development projects, establishing strategic partnerships, joint ventures or alliances, obtaining entitlement and other regulatory approvals for A&B lands, migrating the Mainland commercial properties to Hawaii, making superior investments in Hawaii real estate or other growth opportunities, achieving sales or leasing results that enhance the value of the Company’s real estate holdings, progressing towards a new business model for sugar, etc. It is evaluated by the CEO at the conclusion of the year and assigned a rating as described above.

Individual Performance. In addition to corporate and business unit performance goals, each NEO’s 2015 award could be modified between 0% - 150% based on individual performance. The CEO’s performance is reviewed and approved by the Compensation Committee each year. The Committee discussed the CEO’s performance at its January meeting and rated his overall performance between target and extraordinary. The Committee took into consideration the CEO’s request and rationale for an incentive award that would be below the performance-based calculated amount for 2015. The Committee approved an incentive award of $250,000. Individual performance of the other NEOs is reviewed and assessed by the CEO. The CEO did not apply any individual modifiers.

Actual awards earned in total by the NEOs versus target were lower than the overall targeted goal payouts and were as follows:

3Refer to Page 42 for a reconciliation from GAAP to non-GAAP measures for NOI and EBITDA.

NEO	Target Bonus		Actual Bonus		Actual as a % of Target
	% of Base Salary	$	% of Base Salary	$
Mr. Kuriyama	105%	$567,788	46.2%	$250,000	44.0%
Mr. Benjamin	60%	$279,498	47.3%	$220,182	78.8%
Mr. Ito	60%	$216,408	47.3%	$170,482	78.8%
Mr. Chun	50%	$161,174	39.4%	$126,970	78.8%
Ms. Ching	50%	$135,909	39.4%	$107,066	78.8%

Equity-Based Compensation:

Equity grants are generally considered and granted annually in January by the Compensation Committee. Based on current market data provided by Towers Watson, the CEO makes recommendations for each executive officer to the Compensation Committee, which retains full authority to set the actual grant amount. In determining the type and size of a grant to an executive officer, the Compensation Committee generally considers, among other things, the items mentioned above in the Assessment of Total Compensation section.
In 2015, the Company issued equity awards with a mix of 50% Performance Share Units (“PSUs”) and 50% Restricted Stock Units (“RSUs”).

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PSUs are settled in shares and have both a performance- and service-vesting requirement. The performance requirement is based on A&B’s TSR results relative to the TSR of companies that comprise two indices to which the Company belongs: the Standard & Poor’s Midcap 400 index and the Russell 2000 index. Half of the PSUs granted will be evaluated against the companies comprising the S&P Midcap 400 and half will be evaluated against companies comprising the Russell 2000. In addition, the performance and vesting horizons are being increased from two to three years. The 2015 PSUs were evenly divided into PSUs that have two-year performance and vesting horizons and PSUs that have three-year performance and vesting horizons. From 2016 on, PSUs awarded will have three-year performance and vesting horizons. Under the service-vesting requirement, recipients must remain employed until the end of the performance period to earn any shares that become issuable. Pro-rata vesting will apply to the extent employment ceases with the Company during the performance period by reason of death, disability or retirement, with proration to be applied to the number of shares resulting from the Company’s relative TSR over the performance period. PSUs are intended to motivate recipients to focus on A&B shareholder returns with an objective to outperform the share performance of other U.S.-based companies with similar market capitalization. The service requirement provides that PSUs cliff vest after a two-year or three-year period (concurrent with the performance period), as defined by the award.

The actual performance level attained for the 2014 PSU grants covering the performance period of 2014 to 2015 was at the 33rd percentile relative to the Standard & Poor’s Midcap 400 index. This resulted in no payout of the 2014 PSU grants.

Performance Range

	Performance	Earnout *
Threshold	35th Percentile	35% of Target
Target	55th Percentile	100% of Target
Maximum	75th Percentile	150% of Target
* With proration between these levels

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RSUs are awards that are settled in shares but vest in thirds over a three-year period based on service. RSUs are intended to focus behaviors on improving long-term stock price performance on an absolute basis (as a complement to the relative-performance nature of PSUs), increase share ownership and strengthen retention of participants through a three-year vesting period.

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Grantees receive dividends on the full amount of RSUs granted, regardless of vesting, at the same rate as is payable on the Company’s common stock. Payment of accrued dividend equivalents on PSUs will be made upon attainment of the applicable performance goals and will be paid according to the number of actual shares earned.

LTI and Total Direct Compensation Positioning for 2015

NEO	Base Salary as of 12/31/15	2015 LTI Grant	Target Total Direct Compensation 12/31/15 (Including Base Salary)	Estimated Competitive Market Percentile
Mr. Kuriyama	$540,750	$695,000	$1,771,250	25th percentile*
Mr. Benjamin	$465,830	$450,000	$1,217,688	50th percentile
Mr. Ito	$360,680	$400,000	$977,088	50th percentile
Mr. Chun	$322,348	$250,000	$733,522	50th percentile
Ms. Ching	$271,817	$250,000	$657,726	50th percentile
*     At Mr. Kuriyama’s request, his salary and incentive compensation awards were capped at levels below what would otherwise be earned through his actual performance and significantly below 50th percentile levels for CEOs of other U.S.-based companies of similar size to A&B.

Retirement Plans: The Company provides various retirement plans to assist its employees with retirement income savings and to attract and retain its employees. The Committee periodically reviews the value of benefits from the retirement plans in conjunction with all other forms of pay in making compensation decisions.

A&B Retirement Plan for Salaried Employees: The A&B Retirement Plan for Salaried Employees (the “Qualified Retirement Plan”), which is a tax-qualified defined benefit pension plan, provides pension benefits to the Company’s salaried non-bargaining unit employees. The Pension Benefits table of this Proxy Statement provides further information regarding the Qualified Retirement Plan. In 2007, A&B Predecessor closed participation in its traditional defined pension plan for new non-bargaining unit employees hired after January 1, 2008. Effective January 1, 2012, the Company froze benefit accruals under its traditional defined benefit plans for non-bargaining unit employees hired before January 1, 2008 and replaced the benefit with a cash balance formula in which participants accrue 5% of their eligible annual compensation.

A&B Individual Deferred Compensation and Profit Sharing Plan: The Company has a tax-qualified defined contribution retirement plan (the “A&B Profit Sharing Retirement Plan”) available to all salaried non-bargaining unit employees that provides for performance-based discretionary contributions to participants based on the degree of achievement of pre-tax income as established in A&B’s 2015 operating plan. In 2015, available contributions were set between zero and five percent of each employee’s base salary. There was no profit-sharing contribution for 2015 based on the Company’s below-threshold performance, in which Agribusiness losses negatively impacted overall strong performance by the rest of the Company. The plan also provides a discretionary match under the Individual Deferred Compensation (401(k)) component of the plan for all salaried non-bargaining unit employees. In 2015, that plan provided for a match of up to three percent of the compensation deferred by a participant during the fiscal year, subject to IRS maximum compensation limitations. The value of the Company’s 2015 profit sharing contribution and Individual Deferred Compensation matches for NEOs are included in the Summary Compensation Table of this Proxy Statement.

A&B Excess Benefits Plan: This non-qualified benefit plan (the “Excess Benefits Plan”) for executives is designed to meet the retirement plan objectives described above. All NEOs are eligible to participate in the Excess Benefits Plan. It complements the Qualified Retirement Plan and A&B Profit Sharing Retirement Plan by providing benefits and contributions in amounts that could not be provided by those plan’s formulas due to the limits imposed by tax law. The pension benefits under the Excess Benefits Plan that had accumulated as of December 31, 2011 pursuant to the traditional defined benefit formula were frozen and a cash balance formula was implemented for eligible employees beginning January 1, 2012. The Pension Benefits table of this Proxy Statement provides further information regarding the A&B Excess Benefits Plan.

No Perquisites: The Company has no NEO perquisites, with the exception of Company-provided parking in its headquarters building, which is provided at no additional cost to A&B.

Severance Plan and Change in Control Agreements: The Company provides severance benefits pursuant to the Severance Plan and change in control agreements to certain executives, including the NEOs, to retain talent during transitions due to a Change in Control or other covered event and to provide a competitive pay package. The Compensation Committee designed the change in control agreement to provide a competitively structured program, and yet be conservative overall in the amounts of potential award payouts. The Compensation Committee’s decisions regarding other compensation elements are affected by the potential payouts under these arrangements, as the Committee considers how the terms of these arrangements and the other pay components interrelate. These agreements are described in further detail in the “Other Potential Post-Employment Payments” section of this Proxy Statement.

Retiree Health and Medical Plan: The Company provides NEOs with the same retiree medical and life insurance benefits as are provided in general to all salaried non-bargaining unit employees who joined A&B Predecessor prior to January 1, 2008. These benefits aid in retaining long-term service employees and provide for health care costs in retirement. The Company limits its contribution towards the monthly premium, based on the employee’s age and years of service. The benefits from this plan are reflected in the “Other Potential Post-Employment Payments” section of this Proxy Statement.

The Role of Survey Data

The Company uses published survey data as a reference, but does not benchmark against specific companies within such surveys. The Company operates in a number of different industries and there are no companies that are considered directly comparable in business mix, size and geographic relevance. Accordingly, the Company does not use data that are specific to any individual segment of the Company’s business but instead, based on the recommendation of Towers Watson, uses data from five national and highly recognized published surveys representing a broad group of general industry and real estate companies similar in size to the Company to assess the Company’s pay practices. Towers Watson uses data subsets in each survey that represent companies of similar size with revenues between $250 million and $1 billion. The survey sources provide only one of the tools that the Committee uses to assess appropriate pay levels. Internal equity, Company performance, business unit performance, compensation philosophy, performance consistency, historical pay movement, pay mix, pay risk, economic environment and individual performance are also reviewed.

The surveys used by Towers Watson in its assessment of total direct compensation and CEO pay ratio as compared to other NEOs include:

•	Towers Watson 2015 CDB General Industry Executive Database

•	Towers Watson 2015 CSR Top Management Compensation Survey

•	Towers Watson 2015 Long-term Incentives, Policies and Practices Survey

•	Mercer 2015 U.S. Benchmark Database - Executive Compensation Survey

•	National Association for Real Estate Investment Trust (NAREIT) 2015 Compensation Survey

The Role of the Compensation Consultant

After conducting a search, the Compensation Committee selected and has since directly retained Towers Watson, an independent executive compensation consulting firm, to assist the Committee in:

•	Evaluating salary and incentive compensation levels

•	Reviewing and suggesting executive pay plan design modifications

•	Understanding current trends and legislative reform initiatives in the area of executive compensation

•	Assessing appropriate outside Board of Director pay levels and structuring

The executive compensation consultant reports directly to the Committee and takes instructions from the Committee. The Committee Chair pre-approves all Towers Watson engagements, including the nature, scope and fees of assignments.

In selecting Towers Watson, the Compensation Committee considered, among other factors, the following:

•	Depth and breadth of executive compensation knowledge and experience

•	Qualifications as a board-level consultant

•	Quality of resources available (staff, data, etc.)

•	Understanding of A&B’s business strategy and issues, industry, performance drivers and human capital considerations

•	Objectivity in advice and recommendations

•	Willingness to provide candid feedback regarding management and Committee proposals, questions and concerns

•	Accessibility and availability

•	Reporting relationship with the Committee

•	Working relationship with management and its human resources staff

•	Effectiveness of communication

Towers Watson takes the following safeguards to ensure that its services and advice are objective:

•	The individuals providing consulting services to the Committee are not personally involved in other services Towers Watson may provide to the Company

•	The individuals providing consulting services to the Committee are not directly compensated for the total revenues that Towers Watson generates from the Company

•	Towers Watson’s executive compensation consultants do not hold an equity stake in the Company

•	Other services, if any, are provided under a separate contractual arrangement

•	Towers Watson’s executive compensation consultants do not serve as Towers Watson’s client relationship manager on services provided to the Company

•	The Towers Watson executive compensation consultants have direct access to all members of the Committee during and between meetings

•	Towers Watson consultants are required to adhere to a stringent code of conduct articulating their commitment to impartial advice

The Compensation Committee has reviewed Towers Watson's work, policies and procedures and determined that no conflicts of interest exist. In accordance with the New York Stock Exchange ("NYSE") requirements, the Compensation Committee annually assesses the independence of its compensation consultant, outside legal counsel, and other advisers who will provide services with respect to executive compensation matters. In assessing independence, the following factors are considered:

•	Whether a compensation adviser’s employer provides other services to A&B

•	The amount of fees the compensation adviser’s employer receives from A&B as a percentage of such employer’s total revenues

•	The compensation adviser’s policies and procedures to prevent conflicts of interest

•	Business or personal relationships between a compensation adviser and any member of A&B’s compensation committee

•	The compensation adviser’s stock ownership in A&B

•	Business or personal relationships between a compensation adviser or the compensation adviser’s employer and any executive officer of A&B

The Role of Management

Management assists the Compensation Committee in its role of determining executive compensation in a number of ways, including:

•	Providing management’s perspective on compensation plan structure and implementation

•	Identifying appropriate performance measures and establishing company, unit and individual performance goals that are consistent with the Board-approved operating plans

•	Providing the data used to measure performance against established goals, with the CEO providing perspective on individual executive performance and compensation amounts

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Providing recommendations, based on information provided by Towers Watson, regarding pay levels for officers on the basis of plan formulas, salary structures and the CEO’s assessment of individual officer performance

Tax and Accounting Considerations

In evaluating the Company’s executive compensation structure, the Compensation Committee considers tax and accounting treatment, balancing the effects on the individual and the Company. Section 162(m) of the Internal Revenue Code limits the tax deductibility of certain executive compensation in excess of $1,000,000 for any fiscal year, except for certain “performance-based compensation.” However, in establishing the cash and equity incentive compensation programs for the executive officers, the Compensation Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Stock Ownership Guidelines

To enhance shareholder alignment and ensure commitment to value-enhancing longer-term decision-making, the Company has established stock ownership guidelines. Executives are required to own a value of stock equal to the salary multiple below within a five year-period from commencement of employment or within a five-year period after a change in salary based on promotion:

Position	Salary Multiple
CEO	5X
Other NEOs	3X

All NEOs have met or are on track to meet the ownership guidelines.

Equity Granting Policy

Equity awards are expected to be granted for current employees at the January Compensation Committee meeting each year. Equity grants for new hires or promoted employees are approved at regularly scheduled Compensation Committee meetings. The timing of these grants is made without regard to anticipated earnings or other major announcements by the Company.

Policy Regarding Speculative Transactions and Hedging

The Company has adopted a formal policy prohibiting directors, officers and employees from (i) entering into speculative transactions, such as trading in options, warrants, puts and calls or similar instruments, involving A&B stock, or (ii) hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involving A&B stock.

Policy Regarding Recoupment of Certain Compensation

The Company has adopted a formal “clawback” policy for senior management, including all NEOs. Pursuant to the policy, the Company will seek to recoup certain incentive compensation, including cash and equity bonuses based upon the achievement of financial performance metrics, from executives in the event that the Company is required to restate its financial statements due to a material noncompliance with any financial reporting requirement.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A section of this Proxy Statement with management and, based on these discussions and review, it has recommended to the Board of Directors that the CD&A disclosure be included in this Proxy Statement.

The foregoing report is submitted by Mr. King (Chairman), Ms. Saito and Ms. Wall.

Compensation Committee Interlocks and Insider Participation

During 2015, the members of the Compensation Committee were Mr. King, Chairman, Ms. Saito, Mr. Doane (through April 28, 2015) and Ms. Wall (since April 28, 2015). As set forth above under the subsection “Certain Relationships and Transactions,” Ms. Wall is an executive officer in a corporation that is a tenant in five properties owned by A&B subsidiaries with leases established at market rates. Because of this related person transaction, Ms. Wall did not participate in any equity compensation decisions.

Summary Compensation Table. The following table summarizes the compensation paid by A&B to its NEOs in 2015, 2014 and 2013.

2015 SUMMARY COMPENSATION TABLE

Name and Principal Position*	Year	Salary($)	Bonus ($) (3)	Stock Awards ($) (4)	Option Awards ($)	Non-Equity Incentive Plan Compensa-tion ($) (5)	Change in Pension Value and Nonqualified Deferred Compensa-tion Earnings ($) (6)		All Other Compensa-tion ($) (7)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)
Stanley M. Kuriyama	2,015	536,813	84,098	711,158	N/A	165,902	77,817		7,950	1,583,738
Charman of the	2,014	525,000	178,334	687,719	N/A	321,666	478,776		23,603	2,215,098
Board, and Chief	2,013	525,000	477,600	694,967	N/A	402,400	0	(8)	33,113	2,133,080
Executive Officer of
A&B (1)

Christopher J.	2,015	462,438	74,067	460,422	N/A	146,115	0	(9)	7,950	1,150,992
Benjamin	2,014	448,969	171,657	445,256	N/A	158,343	212,875		21,314	1,458,414
President and Chief	2,013	439,089	244,754	420,005	N/A	190,246	0	(9)	28,946	1,323,040
Operating Officer of
A&B (2)

Paul K. Ito	2,015	358,054	57,350	409,291	N/A	113,132	0	(10)	7,161	944,988
Senior Vice President,	2,014	338,756	102,399	395,827	N/A	122,601	101,802		17,997	1,079,382
Chief Financial	2,013	303,375	168,068	300,032	N/A	131,932	0	(10)	22,418	925,825
Officer, and
Treasurer of A&B

Nelson N. S. Chun	2,015	320,001	42,713	255,817	N/A	84,257	0	(11)	7,950	710,738
Senior Vice President,	2,014	310,680	78,690	247,383	N/A	91,310	133,234		17,151	878,448
Chief Legal Officer	2,013	302,722	126,264	194,981	N/A	98,736	0	(11)	22,299	745,002
of A&B

Meredith J. Ching	2,015	254,156	36,017	255,817	N/A	71,049	0	(12)	7,625	624,664
Senior Vice President,	2,014	241,062	83,005	247,383	N/A	76,995	349,616		14,107	1,012,168
Government &	2,013	244,029	118,380	178,018	N/A	91,620	0	(12)	18,551	647,598
Community
Relations, of A&B

* As of December 31, 2015

(1)	Mr. Kuriyama was appointed Chairman of the Board and CEO of A&B on June 26, 2012 and retired as CEO on December 31, 2015.

(2)
Mr. Benjamin was appointed Chief Executive Officer of A&B, effective January 1, 2016. He was appointed President and Chief Operating Officer of A&B on June 26, 2012. He was appointed President of A&B Land Group and President of A & B Properties, Inc., from September 1, 2011 to September 1, 2015.

(3)
Represents the NEO’s award attributable to Value Creation and individual modifiers under the PIIP program for the fiscal year identified in column (b) payable in cash in February of the following year.

(4)
Represents the grant-date fair value of time-based restricted stock units and the grant-date fair value of performance stock units for the fiscal year identified in column (b) granted in 2015 computed under ASC Topic 718. Performance stock units awarded in 2015 vest in January 2017 and January 2018 if performance goals are attained. See Note 13 of the consolidated financial statements of the Company’s 2015 Annual Report on Form 10-K regarding the assumptions underlying the valuation of equity awards.

(5)	Represents the NEO’s award attributable to financial goals under the PIIP program for the fiscal year identified in column (b) payable in cash in January of the following year.

(6)	All amounts are attributable to the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit and actuarial pension plans.

(7)	Represents amounts contributed by A&B to the NEO’s account under the A&B Individual Deferred Compensation and Profit Sharing Plan and Alexander & Baldwin, Inc. Excess Benefits Plan.
(8)     The change in pension value was a decrease of $101,681.
(9)     The change in pension value in 2015 was a decrease of $52,963 and in 2013 was a decrease of $106,179.
(10)     The change in pension value in 2015 was a decrease of $14,637 and in 2013 was a decrease of $26,583.
(11)     The change in pension value in 2015 was a decrease of $26,890 and in 2013 was a decrease of $11,281.
(12)     The change in pension value in 2015 was a decrease of $15,432 and in 2013 was a decrease of $98,164.

Grants of Plan-Based Awards. The following table contains information concerning the non-equity and equity grants under A&B’s incentive plans during 2015 to the NEOs.

2015 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Stanley M. Kuriyama	1/26/15	187,370	374,740	749,480	3,038	8,679	13,019	8,679	N/A	N/A	711,158
Christopher J. Benjamin	1/26/15	92,235	184,469	368,938	1,967	5,619	8,429	5,619	N/A	N/A	460,422
Paul K. Ito	1/26/15	71,415	142,829	285,658	1,748	4,995	7,493	4,995	N/A	N/A	409,291
Nelson N. S. Chun	1/26/15	53,188	106,375	212,750	1,093	3,122	4,683	3,122	N/A	N/A	255,817
Meredith J. Ching	1/26/15	44,850	89,700	179,400	1,093	3,122	4,683	3,122	N/A	N/A	255,817

(1)
Amounts reflected in this section relate to estimated payouts under the non-equity incentive portion of the PIIP. The value of the actual payouts is included in column (g) of the Summary Compensation Table.

(2)	Amounts in this section reflect performance share unit grants. Performance share units awarded in 2015 vest in January 2017 and 2018 if performance goals are attained during the performance period.

(3)	Amounts in this section reflect time-based restricted stock unit grants awarded.

(4)	No options were granted in 2015.

(5)
Represents the grant-date fair value of the equity awards granted in 2015 computed under ASC Topic 718. See Note 13 of the consolidated financial statements of the Company’s 2015 Annual Report on Form 10-K regarding the assumptions underlying the valuation of equity awards.

The PIIP is based on corporate and business goals, depending on the executive’s job responsibilities and individual performance. Performance measures, weighting of goals and target opportunities are discussed in the CD&A section of this Proxy Statement. Information on equity grants is provided in the CD&A section of this Proxy Statement.

Outstanding Equity Awards at Fiscal Year-End. The following table contains information concerning the outstanding equity awards held by the NEOs.

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Stanley M. Kuriyama	25,865	—		25.59	1/24/2016	17,951	(1)	633,850	17,347	612,523
	39,810	—		23.48	1/23/2017
	69,447	—		22.11	1/29/2018
	117,828	—		11.37	1/27/2019
	169,813	—		16.09	1/26/2020
	69,041	—		19.80	1/25/2021
	51,608			22.54	1/24/2022

Christopher J. Benjamin	3,933	—		22.11	1/29/2018	11,472	(2)	405,076	11,231	396,567
	25,000	—		11.37	1/27/2019
	49,105	—		16.09	1/26/2020
	34,877	—		19.80	1/25/2021
	33,545			22.54	1/24/2022

Paul K. Ito	2,258	—		25.59	1/24/2016	9,829	(3)	347,062	9,984	352,535
	3,695	—		20.58	6/20/2016
	6,634	—		23.48	1/23/2017
	13,021	—		22.11	1/29/2018
	6,546	—		11.37	1/27/2019
	22,640	—		16.09	1/26/2020
	15,533	—		19.80	1/25/2021
	11,610			22.54	1/24/2022

Nelson N. S. Chun	8,621	—		25.59	1/24/2016	6,181	(4)	218,251	6,240	220,334
	15,923	—		23.48	1/23/2017
	26,042	—		22.11	1/29/2018
	9,434	—		16.09	1/26/2020
	20,713			19.80	1/25/2021
	15,482	—		22.54	1/24/2022

Meredith J. Ching	6,569	—		25.59	1/24/2016	6,081	(5)	214,720	6,240	220,334
	7,962	—		23.48	1/23/2017
	13,021	—		22.11	1/29/2018
	16,365	—		11.37	1/27/2019
	19,811	—		16.09	1/26/2020
	15,533	—		19.80	1/25/2021
	11,610			22.54	1/24/2022
(1) Vesting date of unrestricted stock - 3,493 shares on 1/28/16; 2,889 shares on 1/27/16; 2,980 shares on 1/27/17; 2,893 shares each on 1/26/16, 1/26/17 and 1/26/18.

(2)	Vesting date of unrestricted stock -2,111 shares on 1/28/16; 1,871 shares each on 1/27/16 and 1/27/17; 1,873 shares each on 1/26/16, 1/26/17 and 1/26/18.

(3)	Vesting date of unrestricted stock - 1,508 shares each on 1/28/16; 1,663 shares each on 1/27/16 and 1/27/17; 1,665 shares each on 1/26/16, 1/26/17 and 1/26/18.

(4)	Vesting date of unrestricted stock - 980 shares on 1/28/16; 1,039 shares on 1/27/16 and 1,040 shares on 1/27/17; 1,040 shares on 1/26/16 and 1,041 shares each on 1/26/17 and 1/26/18.

(5)	Vesting date of unrestricted stock - 880 shares on 1/28/16; 1,039 shares on 1/27/16 and 1,040 shares on 1/27/17; 1,040 shares on 1/26/16 and 1,041 shares each on 1/26/17 and 1/26/18.

(6)	Market value of stock not vested based on the closing stock price at year-end of $35.31.

Option Exercises and Stock Vested. The following table contains information concerning option exercises and the vesting of stock awards for the NEOs during 2015.

OPTION EXERCISES AND STOCK VESTED FOR 2015

Name	OPTION AWARDS		STOCK AWARDS
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)

Stanley M. Kuriyama	-	-	15,439	599,471

Christopher J. Benjamin	-	-	9,637	374,352

Paul K. Ito	-	-	6,256	242,722

Nelson N. S. Chun	-	-	4,637	180,216

Meredith J. Ching	-	-	4,093	159,045

The value realized in column (e) was calculated based on the market value of A&B common stock on the vesting date. No amounts realized upon exercise of options or vesting of stock have been deferred.

Pension Benefits. The following table contains information concerning pension benefits for the NEOs at the end of 2015.

PENSION BENEFITS FOR 2015

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Stanley M. Kuriyama	A&B Retirement Plan for Salaried Employees	24.0	1,168,888	--
	A&B Excess Benefits Plan	24.0	3,457,636	--
Christopher J. Benjamin	A&B Retirement Plan for Salaried Employees	14.4	429,543	--
	A&B Excess Benefits Plan	14.4	978,250	--
Paul K. Ito	A&B Retirement Plan for Salaried Employees	10.8	222,856	--
	A&B Excess Benefits Plan	10.8	119,927	--
Nelson N. S. Chun	A&B Retirement Plan for Salaried Employees	12.2	499,415	--
	A&B Excess Benefits Plan	12.2	582,676	--
Meredith J. Ching	A&B Retirement Plan for Salaried Employees	33.6	1,495,830	--
	A&B Excess Benefits Plan	33.6	510,339	--

Actuarial assumptions used to determine the present values of the pension benefits include:  Discount rates for qualified and non-qualified retirement plans of 4.50% and 3.9%, respectively.  Age 62 with 5 years of service (or current age, if greater) is the assumed retirement age.  Qualified plan benefits (traditional defined benefit and cash balance) are assumed to be paid on a life annuity basis (however, cash balance portion could be paid in a lump sum).  The cash balance accounts are projected to the assumed retirement age using 2.14% interest per year (the rate in effect for 2016) with no future pay credits.  The projected qualified plan cash balance accounts were converted to life annuities at the assumed retirement age using the annuity conversion interest assumptions and mortality used in our financial disclosures, i.e., 1.69% (for the first 5 years), 4.11% (next 15 years) and 5.07% (years in excess of 20) applied on a rolling basis, and the Applicable Mortality Table, as defined for lump sum calculations under Section 417(e) of the Internal Revenue Code.

The Excess Benefits Plan benefits are paid as a lump sum equal to the present value of the traditional defined benefit assumed to be paid on a life annuity basis plus the cash balance account.  The present value was determined based on interest rates (with 39% marginal tax rate adjustment) and mortality used in our financial disclosures, i.e., 1.03% (for the first 5 years), 2.51% (next 15 years) and 3.09% (years in excess of 20) applied on a rolling basis, and the Applicable Mortality Table, as defined for lump sum calculations under Section 417(e) of the Internal Revenue Code. The cash balance accounts are projected to the assumed retirement age using 2.14% interest per year (the rate in effect for 2016) with no future pay credits.

A&B Retirement Plan for Salaried Employees:

The A&B Retirement Plan for Salaried Employees (the “Qualified Retirement Plan”) provides pension benefits to the Company’s salaried employees who are not subject to collective bargaining agreements. In 2007, A&B Predecessor closed participation in its traditional defined pension plan for new non-bargaining unit employees hired after January 1, 2008. The traditional defined benefit formula was based on participants’ service and average monthly compensa-

tion in the five highest consecutive years of their final 10 years of service through December 31, 2011. Compensation included base salary, overtime pay and one-year bonuses. The amounts were expressed as a single life annuity payable at the normal retirement age of 65. An employee became vested after five years of service with A&B Predecessor or the Company. An employee may take early retirement at age 55 or older, if the employee has already completed at least five years of service with A&B Predecessor or the Company. If an employee retires early, the same formula for normal retirement is used, although the benefit will be reduced for commencement before age 62 because the employee will receive payment early and over a longer period of time.

Effective January 1, 2012, a cash balance formula provides a retirement account equal to 5 percent of an employee’s eligible cash compensation, for each year worked, while covered by the cash balance formula, plus interest. The vesting period was reduced from five years to three years for an employee with a cash balance account. At retirement or other separation from service, the employee may elect to receive the vested cash balance portion of the Qualified Retirement Plan benefits as a lump sum or an actuarially equivalent annuity.

A&B Excess Benefits Plan: The A&B Excess Benefits Plan is discussed in the CD&A section of this Proxy Statement. Under the pension portion of the Excess Benefits Plan associated with the Qualified Retirement Plan, benefits under the traditional defined benefit formula are payable after the executive’s separation from service in a lump sum that is actuarially equivalent to the annuity form of payment, and the cash balance account is paid as a lump sum. Under the profit sharing portion of the Excess Benefits Plan associated with the A&B Profit Sharing Retirement Plan, amounts are credited to executives’ accounts, to be payable after the executive’s separation from service. All NEOs are eligible to participate in the Excess Benefits Plan.

Non-Qualified Deferred Compensation. The following table contains information concerning non-qualified deferred compensation for the NEOs.

2015 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Stanley M. Kuriyama	--	7,977	1,339	--	76,248
Christopher J. Benjamin	--	5,688	344	--	23,220
Paul K. Ito	--	2,371	--	--	4,771
Nelson N. S. Chun	--	1,525	165	--	9,932
Meredith J. Ching	--	--	--	--	--

(1)	Represents the profit sharing benefit under the Excess Benefits Plan.

(2)	Represents interest earned on the prior year's cash account balance.

Other Potential Post-Employment Payments.

Change in Control Agreements: A&B has entered into Change in Control Agreements with each of the NEOs, which are intended to encourage their continued employment with A&B by providing them with greater security in the event of termination of their employment following a change in control of A&B. The Company has adopted a participation policy that extends these agreements to those senior level executives whose employment would be most likely at risk upon a change in control. Each Change in Control Agreement has an initial one-year term and is automatically extended at the end of each term for a successive one-year period, unless terminated by A&B. The Change in Control Agreements provide for certain severance benefits if the executive’s employment is terminated by A&B without “cause” or by the executive for “good reason,” in each case as defined in the agreement, following a “Change in Control Event” of A&B, as defined by Internal Revenue Code Section 409A, as follows: Upon a termination of employment under the above circumstances, the executive will be entitled to receive (i) a lump-sum severance payment equal to two times the sum of the executive’s base salary and target bonus, (ii) pro rata payment at target with respect to outstanding contingent awards for uncompleted performance periods, (iii) a lump sum payment of amounts due the executive under deferred compensation plans, and (iv) an amount equal to the positive spread between the exercise price of outstanding options held by the executive and the fair market value of the underlying shares at the time of termination. In addition, A&B will maintain all (or provide similar) health and welfare benefit plans for the executive’s continued benefit for a period of two years after termination. A&B will also reimburse executives for individual outplacement counseling services up to $10,000. These are “double trigger” agreements under which no payments are made and long-term incentives do not accelerate unless both a change in control and a qualifying termination of employment occurs.

In the event that any amount payable to the executive is deemed under the Internal Revenue Code to be made in connection with a change in control of the Company, and such payments would result in the excise tax imposed on “excess parachute payments” under the Internal Revenue Code, the Change in Control Agreements provide that the executive’s payments will be reduced to an amount that would not result in the imposition of the excise tax, to the extent that such reduction would result in a greater after-tax benefit to the executive. No tax gross-up payments are provided by the Change in Control Agreements.

If there is a potential change in control of the Company, the executive agrees to remain in the employ of the Company until the earliest of (1) a date six months after the occurrence of the potential change in control, (2) the termination of the executive’s employment by reason of disability or retirement, or (3) the occurrence of a change in control of the Company.

Executive Severance Plan: The Company also maintains the Executive Severance Plan (“Severance Plan”) that covers the NEOs. The Severance Plan continues from year to year, subject to a periodic review by the Board of Directors. The Severance Plan provides certain severance benefits if a designated executive is involuntarily terminated without “cause,” as defined in the Severance Plan, or laid off from employment as part of a job elimination/restructuring or reduction in force. Upon such termination of employment, the executive will be entitled to receive an amount equal to six months’ base salary, payable in equal installments over a period of one year, and continued payment by the Company of life and disability insurance premiums and COBRA premiums for continued group health plan coverage. If the executive executes a release agreement acceptable to the Company, the executive will be entitled to receive additional benefits, including an additional six months of base salary and designated benefits, reimbursement for outplacement counseling services and a prorated share of incentive plan awards at target levels under the PIIP that would have been payable to the executive had he or she remained employed until the end of the applicable performance period.

Voluntary Resignation: If the executive voluntarily resigns from the Company, no amounts are payable under the Severance Plan or the PIIP. The executive may be entitled to receive retirement and retiree health and welfare benefits to the extent those benefits have been earned or vested under the provisions of the plans. The executive may have up to three to six months after termination to exercise vested stock options at the time of termination. In addition, the executive would be entitled to any amounts voluntarily deferred (and the earnings accrued) under the A&B Profit Sharing Retirement Plan.

Other benefits, as described in the CD&A section of this Proxy Statement, may include accrued, vested benefits under the Qualified Retirement Plan and the Excess Benefits Plan.

The following tables show the potential value to each executive under various termination-related scenarios, assuming that the termination of employment or other circumstances resulting in payment occurred on December 31, 2015.

Executive Termination Scenarios

Stanley M. Kuriyama (9)
Components	Change in Control w/ Termination ($)	Termination w/o cause ($)(1)	Termination w/ cause ($)	Voluntary Resignation ($)	Death ($)		Disability ($)(3)		Retirement ($)(2)
Cash Severance	2,217,075	540,750	—	—	—		—		—
Retirement Benefits (4)	16,517	—	—	—	—		—		—
	—	—	—	—	(521,108)	(5)(6)	—		—
Health & Welfare Benefits	39,535	17,164	—	—	—		—		—
Outplacement Counseling	10,000	10,000	—	—	—		—		—
Long-Term Incentives (7)	949,657	—	—	—	768,154		768,154	(8)	768,154	(8)
Total (lump sum)	3,232,784	567,914	—	—	768,154		768,154		768,154
Total (annuity)	—	—	—	—	(521,108)	(6)	—		—

Christopher J. Benjamin
Components	Change in Control w/ Termination ($)		Termination w/o cause ($)(1)		Termination w/ cause ($)		Voluntary Resignation ($)		Death ($)		Disability ($)(3)		Retirement ($)(2)
Cash Severance	1,490,656		465,830		—		—		—		—		—
Retirement Benefits (4)	162,483		(153,139)	(6)	(153,139)	(6)	(153,139)	(6)	(153,139)	(6)	—		—
	(70,548)	(5)(6)	(70,548)	(5)(6)	(70,548)	(5)(6)	(70,548)	(5)(6)	(238,541)	(5)(6)	—		Not yet eligible
Health & Welfare Benefits	39,084		17,115		—		—		—		—		—
Outplacement Counseling	10,000		10,000		—		—		—		—		—
Long-Term Incentives (7)	609,390		—		—		—		491,904		491,904	(8)	Not yet eligible
Total (lump sum)	2,311,613		339,806		(153,139)	(6)	(153,139)	(6)	338,765		491,904		—
Total (annuity) (6)	(70,548)		(70,548)		(70,548)		(70,548)		(238,541)		—		Not yet eligible

Paul K. Ito
Components	Change in Control w/ Termination ($)		Termination w/o cause ($)(1)		Termination w/ cause ($)		Voluntary Resignation ($)		Death ($)		Disability ($)(3)		Retirement ($)(2)
Cash Severance	1,154,176		360,680		—		—		—		—		—
Retirement Benefits (4)	74,618		(898)	(6)	(898)	(6)	(898)	(6)	(898)	(6)	—		—
	(34,545)	(5)(6)	(34,545)	(5)(6)	(34,545)	(5)(6)	(34,545)	(5)(6)	(108,427)	(5)(6)	—		Not yet eligible
Health & Welfare Benefits	32,727		14,483		—		—		—		—		—
Outplacement Counseling	10,000		10,000		—		—		—		—		—
Long-Term Incentives (7)	528,444		—		—		—		423,983		423,983	(8)	Not yet eligible
Total (lump sum)	1,799,965		384,265		(898)	(6)	(898)	(6)	423,085		423,983		—
Total (annuity) (6)	(34,545)		(34,545)		(34,545)		(34,545)		(108,427)		—		Not yet eligible

Nelson N. S. Chun (9)
Components	Change in Control w/ Termination ($)	Termination w/o cause ($)(1)	Termination w/ cause ($)	Voluntary Resignation ($)	Death ($)		Disability ($)(3)		Retirement ($)(2)
Cash Severance	967,044	322,348	—	—	—		—		—
Retirement Benefits (4)	2,678	—	—	—	(204,171)	(5)(6)	—		—
	—	—	—	—	—		—		—
Health & Welfare Benefits	27,354	11,997	—	—	—		—		—
Outplacement Counseling	10,000	10,000	—	—	—		—		—
Long-Term Incentives (7)	331,647	—	—	—	266,358		266,358	(8)	266,358	(8)
Total (lump sum)	1,338,723	344,345	—	—	266,358		266,358		—
Total (annuity) (6)	—	—	—	—	(204,171)	(6)	—		—

Meredith J. Ching
Components	Change in Control w/ Termination ($)		Termination w/o cause ($)(1)		Termination w/ cause ($)		Voluntary Resignation ($)		Death ($)		Disability ($)(3)		Retirement ($)(2)
Cash Severance	815,451		271,817		—		—		—		—		—
Retirement Benefits (4)	43,920		41,143		41,143		41,143		41,143		—		41,143
	91,792	(5)	91,792	(5)	91,792	(5)	91,792	(5)	(783,412)	(5)(6)	—		91,792	(5)
Health & Welfare Benefits	24,593		10,879		—		—		—		—		—
Outplacement Counseling	10,000		10,000		—		—		—		—		—
Long-Term Incentives (7)	328,042		—		—		—		262,753		262,753	(8)	262,753	(8)
Total (lump sum)	1,222,006		333,839		41,143		41,143		303,896		262,753		303,896
Total (annuity) (6)	91,792		91,792		91,792		91,792		(783,412)	(6)	—		91,792

(1)	Assumes execution of an acceptable release agreement as provided by the Executive Severance Plan.

(2)
Normal retirement is at age 65. An executive with 5 years of service may retire at age 62 with unreduced traditional defined benefit pension benefits under the Qualified Retirement Plans. Employees may elect early reirement after attaining age 55 and completing 5 years of service.

(3)
If an NEO is disabled, he will continue to accrue credited vesting service as long as he is continuously receiving disability benefits under A&B’s sickness benefits plan or long-term disability benefit plan. Should the NEO stop receiving disability benefits, the accrual of credited vesting service will cease. Upon the later of attainment of age 65 or the date at which he is no longer eligible for disability benefits, the NEO will be entitled to receive a pension benefit based on his years of credited benefit service and his compensation prior to his becoming disabled.

(4)	Retirement Benefits figures are incremental to the values shown in the Pension Benefits Table, which uses a different set of assumptions as described in the related narrative.

(5)	Represents the present value of amount paid as an annuity.

(6)
The Retirement Benefits figures are incremental to the values shown in the Pension Benefits Table. Under certain termination scenarios, benefits reflected in the Pension Benefits Table under the various retirement plans are forfeited or reduced resulting in a negative value.

(7)
Includes the gain on accelerated stock options and the value of accelerated restricted stock and performance share units. The value of stock awards was determined based on the closing price of A&B common stock on December 31, 2015 of $35.31.

(8)	An NEO receives continued three-year vesting of stock options; see Outstanding Equity Awards at Fiscal Year-End table in this Proxy Statement for vested and unvested equity awards.

(9)
Mr. Chun and Mr. Kuriyama turned 62 during 2014 and 2015, respectively, and became eligible for unreduced retirement benefits per the Company’s retirement plan. Therefore, Mr. Chun’s and Mr. Kuriyama’s benefits upon termination are the same as those shown in the pension benefits table (figures shown in the executive termination table are incremental to those in the pension benefits table). Mr. Chun’s and Mr. Kuriyama’s qualified pension death benefits are different upon death since the death benefits are payable to their spouses assuming Joint & Survivor 50% form of payment is elected (non-qualified death benefits are the same as retirement since they are payable as lump sums, as if Mr. Chun and Mr. Kuriyama retire as of 1/1/2016). The non-qualified Change in Control (“CIC”) benefits are different as they are calculated based on lump sum assumptions as of the assumed CIC date (as of 12/31/2015).

All amounts shown are lump-sum payments, unless otherwise noted. Assumptions used in the tables above are set forth in the Pension Benefits section.

The Excess Benefits Plan benefits are paid, upon termination, as a lump sum equal to the present value of the traditional defined benefit assumed to be paid on a life annuity basis plus the cash balance account. The lump sum conversion was based on interest rates (with 39% marginal tax rate adjustment) and mortality used in our financial disclosures and included in the Pension Benefits section.

Statements in this section that are not historical facts are “forward-looking statements” that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.

Use of Non-GAAP Financial Measures

The Company calculates NOI as Real Estate Leasing operating profit from continuing operations, less general and administrative expenses, straight-line rental adjustments, interest income, interest expense, depreciation and amortization, and gains on sales of interests in real estate. NOI is considered by management to be an important and appropriate supplemental performance metric because management believes it helps both investors and management understand the ongoing core operations of our properties excluding corporate and financing-related costs and noncash depreciation and amortization. NOI is an unlevered operating performance metric of our properties and allows for a useful comparison of the operating performance of individual assets or groups of assets. This measure thereby provides an operating perspective not immediately apparent from GAAP income (loss) from operations or net income (loss). NOI should not be considered as an alternative to GAAP net income as an indicator of the Company's financial performance, or as an alternative to cash flow from operating activities as a measure of the Company's liquidity. Other real estate companies may use different methodologies for calculating NOI, and accordingly, the Company's presentation of NOI may not be comparable to other real estate companies. The Company believes that the Real Estate Leasing segment's operating profit from continuing operations is the most directly comparable GAAP measurement to NOI. A reconciliation of Real Estate Leasing segment operating profit to Real Estate Leasing segment NOI is as follows:

Reconciliation of Real Estate Leasing Operating Profit to NOI

	Year Ended December 31,
(In Millions)	2015	2014

Real Estate Leasing segment operating profit before discontinued operations	$53.1	$47.5
Less amounts reported in discontinued operations (pre-tax)	—	(0.3)
Real Estate Leasing segment operating profit from continuing operations	53.1	47.2
Adjustments:
Depreciation and amortization	28.9	28.0
Straight-line lease adjustments	(2.3)	(2.7)
General and administrative expenses and other	4.2	4.5
Discontinued operations	—	0.3
Real Estate Leasing segment NOI	$83.9	$77.3

The Company presents the non-GAAP measure of EBITDA for the Materials & Construction segment, which contain the results of Grace Pacific. The Company uses this non-GAAP financial measure when evaluating operating performance for the Materials & Construction segment because management believes that EBITDA provides insight into the segment’s core operating results, future cash flow generation, and the underlying business trends affecting performance on a consistent and comparable basis from period to period. The Company provides this information as an additional means of evaluating the segment’s ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that Materials & Construction operating profit is the most directly comparable GAAP measurement to the segment's EBITDA. A reconciliation of segment operating profit to EBITDA follows:

	Year Ended
(In millions)	December 31
	2015	2014
Operating profit	$30.9	$25.9
Depreciation & amortization expense	11.6	15.2
Income attributable to non-controlling interest	(1.5)	(3.1)
EBITDA*	$41.0	$38.0

*
In the second quarter of 2014, the Company discontinued reporting adjusted EBITDA as the impacts of purchase price allocation adjustments on EBITDA became de minimis. For the year ended December 31, 2014, the impact of purchase price allocation adjustments on EBITDA to derive adjusted EBITDA was a negative $0.2 million.

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Shareholders are being asked to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs.

A&B’s compensation philosophy is to drive the Company’s objectives and further shareholder interests through a compensation program that attracts, motivates and retains outstanding executives, and rewards outstanding performance. The CD&A section of this Proxy Statement, beginning on page 19, discusses our policies and procedures that implement our compensation philosophy. Highlights of our compensation program include the following:

•
Executive compensation is closely aligned with performance. In 2015, between 56 and 70 percent of the NEOs’ target total direct compensation was variable and performance-based, with 70 percent of the CEO’s target total direct compensation variable and performance-based. The ratio of variable compensation is consistent with market practices.

•
The Company remains committed to responsible pay practices and has adopted policies that are representative of best practices, including a clawback policy that applies to all senior management and a policy prohibiting hedging and other speculative transactions involving Company stock. The Compensation Committee is focused on continuous improvement in executive compensation practices and policies to ensure alignment between pay and performance, as well as implementation of best practices. This includes, but is not limited to, such practices as adopting a 50th percentile target compensation philosophy, using multiple performance metrics and multi-year equity vesting, double triggers on equity grants in the event of a change in control, reasonable change-in-control agreements, protocols for an annual pay risk assessment, meaningful stock ownership guidelines, and no employment agreements, guaranteed bonuses, gross-ups, stock option repricing or executive perquisites (other than parking). In 2015, the average total direct compensation for NEOs was below the 50th percentile targeted.

•
As described previously in this proxy statement, the Company, with the exception of Agribusiness, performed well in 2015 and significant value creation accomplishments were achieved. The executive compensation program reflected between threshold and target performance by the Company in 2015, which resulted in payouts ranging between 44% to 78.8% of annual cash incentive targets for the NEOs. No profit sharing contribution was earned.

•
The actual performance level attained for the 2014 PSU grants covering the performance period of 2014 – 2015 was at the 33rd percentile relative to the Standard & Poor’s Midcap 400 index. This resulted in a payout of 0% of target.

The following resolution is being submitted for a shareholder advisory vote at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and disclosure.”

Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote and consider them in future determinations concerning our executive compensation program. As announced previously, we will provide shareholders the opportunity to cast an advisory vote on executive compensation on an annual basis.

The Board of Directors recommends that shareholders vote FOR the approval of the resolution relating to executive compensation.

AUDIT COMMITTEE REPORT

The Audit Committee provides assistance to the Board of Directors in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of A&B, including the review and approval of all related person transactions required to be disclosed in this Proxy Statement. Among other things, the Audit Committee reviews and discusses with management and Deloitte & Touche LLP,

A&B’s independent registered public accounting firm, the results of the year-end audit of A&B, including the auditors’ report and audited financial statements. In this context, the Audit Committee has reviewed and discussed A&B’s audited financial statements with management, has discussed with Deloitte & Touche LLP the matters required to be discussed by applicable Public Company Accounting Oversight Board rules and, with and without management present, has discussed and reviewed the results of the independent registered public accounting firm’s audit of the financial statements.

The Audit Committee has received the written communication regarding independence from Deloitte & Touche LLP required under the rules of the Public Company Accounting Oversight Board, and has discussed with Deloitte & Touche LLP its independence from A&B. The Audit Committee has determined that the provision of non-audit services rendered by Deloitte & Touche LLP to A&B is compatible with maintaining the independence of Deloitte & Touche LLP from A&B in the conduct of its auditing function.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that A&B’s audited consolidated financial statements be included in A&B’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC. The Audit Committee also has appointed, subject to shareholder ratification, Deloitte & Touche LLP as A&B’s independent registered public accounting firm for 2016.

The foregoing report is submitted by Mr. Pasquale (Chairman), Mr. Doane and Mr. Yeaman.

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm of A&B for the ensuing year, and the Audit Committee recommends that shareholders vote in favor of ratifying such appointment. Although ratification of this appointment is not required by law, the Board believes that it is desirable as a matter of corporate governance. If shareholders do not ratify the appointment of Deloitte & Touche LLP, it will be considered as a recommendation to the Board and the Audit Committee to consider the retention of a different firm. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

In compliance with the Sarbanes Oxley Act of 2002 and applicable SEC rules, the Audit Committee has adopted policies and procedures for Audit Committee approval of audit and non-audit services. Under such policies and procedures, the Audit Committee pre-approves or has delegated to the Chairman of the Audit Committee authority to pre-approve all audit and non-prohibited, non-audit services performed by the independent registered public accounting firm in order to assure that such services do not impair the auditor’s independence. Any additional proposed services or costs exceeding pre-approved cost levels require additional pre-approval as described above. The Audit Committee may delegate pre-approval authority to one or more of its members for services not to exceed a specific dollar amount per engagement. Requests for pre-approval include a description of the services to be performed, the fees to be charged and the expected dates that the services will be performed. All services provided by Deloitte & Touche LLP during 2015 were pre-approved in accordance with these policies.

For the years ended December 31, 2015 and 2014, professional services were performed by Deloitte & Touche LLP (including affiliates) for A&B as follows:

Audit Fees. The aggregate fees billed for the audit of the Company’s annual consolidated financial statements, including Sarbanes-Oxley Section 404 attestation-related work, for the fiscal years ended December 31, 2015 and 2014, the reviews of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and consents for SEC registration statements were approximately $1,995,000 and $1,890,000, respectively.

Audit-Related Fees. The aggregate fees billed for Audit-Related services for the fiscal years ended December 31, 2015 and 2014 were approximately $188,000 and $105,000, respectively, and were related primarily to consultation on financial accounting and reporting standards and audits and agreed-upon procedures for the Company’s standalone subsidiaries in 2015 and to consultation on financial accounting and reporting standards and audits of the Company’s standalone subsidiaries in 2014.

Tax Fees. There were no fees billed for tax services for the year ended December 31, 2015. The aggregate fees billed for tax services for the year ended December 31, 2014 was $199,000.

All Other Fees. There were no fees billed for services not included above for the fiscal years ended December 31, 2015 and 2014.

SHAREHOLDERS WITH THE SAME ADDRESS

Individual shareholders sharing an address with one or more other shareholders may elect to “household” the mailing of the Notice of Internet Availability of Proxy Materials or our annual report and proxy statement. This means that only one Notice of Internet Availability of Proxy Materials or our annual report and proxy statement will be sent to that address unless one or more shareholders at that address specifically elect to receive separate mailings. Shareholders who participate in householding will continue to receive separate proxy cards. We will promptly send a separate Notice of Internet Availability of Proxy Materials or our annual report and proxy statement to a shareholder at a shared address on request. Shareholders with a shared address may also request us to send separate Notices of Internet Availability of Proxy Materials or our annual reports and proxy statements in the future, or to send a single copy in the future if we are currently sending multiple copies to the same address.

Requests related to householding should be mailed to Alexander & Baldwin, Inc., P.O. Box 3440, Honolulu, HI 96801-3440, Attn: Alyson J. Nakamura, Corporate Secretary or by calling (808) 525-8450. If you are a shareholder whose shares are held by a bank, broker or other nominee, you can request information about householding from your bank, broker or other nominee.

OTHER BUSINESS

The Board of Directors of A&B knows of no other business to be presented for shareholder action at the Annual Meeting. However, should matters other than those included in this Proxy Statement properly come before the Annual Meeting, the proxy holders named in the accompanying proxy will use their best judgment in voting upon them.

SHAREHOLDER PROPOSALS FOR 2017

Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Exchange Act at the 2017 Annual Meeting of A&B must be received at the headquarters of A&B on or before November 14, 2016 in order to be considered for inclusion in the year 2017 Proxy Statement and proxy.

In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received at the headquarters of A&B not later than December 27, 2016. A&B’s Bylaws require that shareholder proposals made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than December 27, 2016 and not earlier than November 27, 2016.

The Company’s Bylaws provide that no person (other than a person nominated by the Board) will be eligible to be elected a director at an annual meeting of shareholders unless the Corporate Secretary has received, not less than 120 days nor more than 150 days before the anniversary date of the prior annual meeting, a written shareholder’s notice in proper form that the person’s name be placed in nomination. If the annual meeting is not called for a date which is within 25 days of the anniversary date of the prior annual meeting, a shareholder’s notice must be given not later than 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, a shareholder’s notice must include information about each nominee and the shareholder making the nomination. The notice also must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

By Order of the Board of Directors

/s/ Alyson J. Nakamura

ALYSON J. NAKAMURA
Corporate Secretary and Assistant General Counsel